UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OCCUPATIONAL HEALTH + REHABILITATION INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Occupational Health + Rehabilitation Inc

(2)	Aggregate number of securities to which transaction applies:

3,112,932 shares of Common Stock and options to purchase 1,351,259 shares of Common Stock with exercise prices at or below $10.00

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 3,112,932 shares of Common Stock multiplied by $10.00 cash per share (a reasonable estimate of the per share merger consideration) and (B) options to purchase 1,351,259 shares of Common Stock with exercise prices at or below $10.00 multiplied by $7.66 per share (which is the difference between $10.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$41,479,963.94

(5)	Total fee paid:

$4,882.19

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

OCCUPATIONAL HEALTH + REHABILITATION INC

175 Derby Street, Suite 36

Hingham, MA 02043-4058

Dear Stockholder:

We invite you to attend a special meeting of stockholders of Occupational Health + Rehabilitation Inc (“OH+R”) to be held at our offices at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058, at 10:00 a.m., local time, on October 19, 2005 (the “Special Meeting”). Holders of record of our common stock at the close of business on September 16, 2005 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of August 8, 2005, by and among Concentra Operating Corporation (“Concentra”), Brady Acquisition Corp., an indirect, wholly-owned subsidiary of Concentra, and OH+R (the “merger agreement”). As a result of the merger contemplated by the merger agreement (the “merger”), OH+R will become an indirect, wholly-owned subsidiary of Concentra.

If the merger is completed, you will be entitled to receive an amount in cash, without interest, for each share of OH+R common stock that you own based on the following formula applied at the closing, and you will have no ongoing ownership interest in the continuing business of OH+R. If the merger is completed, each share of OH+R common stock will be entitled to receive an amount of cash (without interest) equal to (x) $47,178,675 plus the aggregate exercise price of all vested OH+R stock options entitled to option consideration plus cash on hand as of closing (other than restricted cash and amounts distributable to our joint venture partners) minus all debt for borrowed money (other than capital leases) divided by (y) all shares of OH+R common stock outstanding as of the closing plus all shares of OH+R common stock issuable upon exercise of all vested OH+R stock options entitled to option consideration. If the merger had been completed as of the record date and assuming all outstanding OH+R stock options were vested, this formula would have resulted in the merger consideration being approximately $10.15 per share. We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of OH+R common stock.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger, has unanimously approved the merger and the merger agreement, has determined that the merger and the merger agreement are fair to, and in the best interests of, OH+R and its stockholders and has declared the merger and the merger agreement to be advisable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

All of our stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement.

Sincerely,

/s/ John C. Garbarino
John C. Garbarino
Chief Executive Officer
September 20, 2005

OCCUPATIONAL HEALTH + REHABILITATION INC

175 Derby Street, Suite 36

Hingham, MA 02043-4058

(781) 741-5175

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 19, 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Occupational Health + Rehabilitation Inc, a Delaware corporation (“OH+R”), that will be held at our offices at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058, at 10:00 a.m., local time, on October 19, 2005 (the “Special Meeting”), and any adjournments or postponements thereof, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of August 8, 2005, among Concentra Operating Corporation (“Concentra”), Brady Acquisition Corp., an indirect, wholly-owned subsidiary of Concentra (“Merger Sub”), and OH+R (the “merger agreement”); and

2.	To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting, including, if submitted to a vote of stockholders, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement.

Our board of directors has carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the “merger”), has unanimously approved the merger and the merger agreement, has determined that the merger and the merger agreement are fair to, and in the best interests of, OH+R and its stockholders, has declared the merger and the merger agreement to be advisable and recommends that you vote to adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. We will transact no other business at the Special Meeting, except such business as may be properly brought before the Special Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on September 16, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of our common stock.

OH+R stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under “The Merger—Appraisal Rights” in the attached proxy statement.

Do not send any certificates representing shares of our common stock with your proxy card. Upon the closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by OH+R or any other person.

By Order of the Board of Directors

/s/ Keith G. Frey
Keith G. Frey Secretary

Hingham, Massachusetts

The proxy statement is dated September 20, 2005. The proxy statement and enclosed form of proxy are first being mailed to stockholders of OH+R on or about September 23, 2005.

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 8, 2005 BY AND AMONG CONCENTRA OPERATING CORPORATION, BRADY ACQUISITION CORP. AND OCCUPATIONAL HEALTH + REHABILITATION INC	A-1

ANNEX B	OPINION OF ADAMS HARKNESS, INC.	B-1

ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement, dated as of August 8, 2005, among Concentra, Merger Sub and OH+R and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Where You Can Find More Information” (page 44). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Occupational Health + Rehabilitation Inc (page 8). We are a leading occupational healthcare provider, specializing in the prevention, treatment, and management of work-related injuries and illnesses, as well as regulatory compliance services.

Concentra and Brady Acquisition Corp. (page 8). Concentra is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational healthcare, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Brady Acquisition Corp., or Merger Sub, is an indirect, wholly-owned subsidiary of Concentra and has not engaged in any business activity other than in connection with the merger.

The Merger (page 11). Under the merger agreement, Merger Sub will merge with and into OH+R. After the merger, Concentra will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of OH+R common stock.

Merger Consideration (page 30). If the merger is completed, you will receive an amount in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of OH+R common stock that you own based on the following formula applied at the closing unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an OH+R stockholder. If the merger is completed, each share of OH+R common stock will be entitled to receive an amount of cash (without interest) equal to (x) $47,178,675 plus the aggregate exercise price of all vested OH+R stock options entitled to option consideration plus cash on hand as of closing (other than restricted cash and amounts distributable to our joint venture partners) minus all debt for borrowed money (other than capital leases) divided by (y) all shares of OH+R common stock outstanding as of the closing plus all shares of OH+R common stock issuable upon exercise of all vested OH+R stock options entitled to option consideration. If the merger had been completed as of the record date and assuming all outstanding OH+R stock options were vested, this formula would have resulted in the merger consideration being approximately $10.15 per share.

Treatment of Stock Options (page 31). Holders of OH+R stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess (if any) of the same per share cash amount payable to holders of our outstanding common stock pursuant to the formula described above over the exercise price of such stock option multiplied by the number of vested shares subject to such stock option, without interest and subject to any applicable withholding taxes. All outstanding options shall be deemed fully vested notwithstanding their terms except that stock options held by employees whose employment terminates before the effective time of the merger shall not be accelerated and stock options held by option holders subject to performance standards that have not been met shall be governed by their terms and shall terminate one day after the Special Meeting.

Market Price (page 42). Our common stock is traded on the OTC Bulletin Board under the symbol “OHRI.” On August 5, 2005, the last full trading day prior to the public announcement of the proposed merger, the high and low bid quotations for our common stock were $6.50 and $6.25 per share. On September 16, 2005, the latest practicable trading day before the filing of this proxy statement, the high and low bid quotations for our common stock were $9.65 and $9.63 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

Reasons for the Merger (page 13). In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of Financial Advisor (page 14). We retained Adams Harkness, Inc. (“Adams Harkness”), an investment banking firm, to assess the merger and to offer its opinion as to whether the merger consideration is fair, from a financial point of view, to the stockholders of OH+R. At a special meeting of our board of directors on August 3, 2005, Adams Harkness’s representatives attended, offered their analysis of the merger and delivered an opinion that the merger consideration is fair, from a financial point of view, to the stockholders of OH+R. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached as Annex B to this proxy statement. Adams Harkness provided its fairness opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The fairness opinion of Adams Harkness is not a recommendation as to how any stockholder should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.

Recommendation to OH+R Stockholders (page 22). Our board of directors has unanimously approved the merger and the merger agreement, has determined that the merger and the merger agreement are fair to, and in the best interests of, OH+R and its stockholders and has declared the merger and the merger agreement to be advisable. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 22). In considering the recommendation of our board of directors in favor of the merger, you should be aware that our directors and executive officers are receiving certain benefits, including with respect to acceleration of stock options, employment and transition services agreements, severance arrangements, payment for covenants not to compete, stay bonuses and continuation of certain indemnification and insurance arrangements.

Appraisal Rights (page 25). If you do not wish to accept the per share cash consideration in the merger determined in accordance with the formula described above, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement and (3) you must hold shares of OH+R common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of OH+R common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Deregistration (page 28). If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences (page 28). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 29). We do not believe that any regulatory filings or approvals must be made or obtained to complete the merger.

The Special Meeting of OH+R Stockholders (page 8).

Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement at our offices located at 175 Derby Street, Suite 36, Hingham, Massachusetts, at 10:00 a.m., local time, on October 19, 2005.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of OH+R common stock at the close of business on September 16, 2005, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of OH+R common stock you owned at the close of business on the record date. There are 3,112,932 shares of OH+R common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement.

Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of OH+R common stock at the close of business on the record date.

The Merger Agreement (page 30).

Limitation on Considering Other Acquisition Proposals. We have agreed not to solicit, initiate, facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.

Conditions to the Merger. The obligations of both Concentra and OH+R to complete the merger are subject to the satisfaction of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement. Concentra and OH+R can terminate the merger agreement under specified circumstances set forth in the merger agreement.

Termination Fee. The merger agreement requires us to pay Concentra a termination fee in the amount of $1,960,000 if the merger agreement is terminated under certain circumstances involving an alternative acquisition proposal or failure of our board of directors to recommend the merger and to reimburse Concentra for its expenses related to the merger agreement, in an amount up to $250,000 in such cases.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to OH+R as a result of the merger?

A:	If the merger is completed, we will become an indirect, wholly-owned subsidiary of Concentra.

Q:	What will happen to my shares of OH+R common stock after the merger?

A:	Upon completion of the merger, each outstanding share of OH+R common stock will automatically be canceled and will be converted into the right to receive an amount in cash, without interest, subject to any applicable withholding taxes based on the following formula applied at closing. If the merger is completed, each share of OH+R common stock will be entitled to receive an amount of cash (without interest) equal to (x) $47,178,675 plus the aggregate exercise price of all vested OH+R stock options entitled to option consideration plus cash on hand as of closing (other than restricted cash and amounts distributable to our joint venture partners) minus all debt for borrowed money (other than capital leases) divided by (y) all shares of OH+R common stock outstanding as of the closing plus all shares of OH+R common stock issuable upon exercise of all vested OH+R stock options entitled to option consideration. If the merger had been completed as of the record date and assuming all outstanding OH+R stock options were vested, this formula would have resulted in the merger consideration being approximately $10.15 per share. Since some of the elements of the formula are variable and cannot be calculated until the closing, we cannot predict with certainty the amount of the merger consideration. However, we would expect it to range from $9.50 to $10.50 per share.

Q:	Will I own any shares of OH+R common stock or Concentra common stock after the merger?

A:	No. You will be paid cash for your shares of OH+R common stock. Our stockholders will not have the option to receive Concentra common stock in exchange for their shares instead of cash.

Q:	What happens to OH+R stock options in the merger?

A:	All stock options held by our then-current employees will vest in full upon the merger (unless subject to unmet performance standards), and each vested OH+R stock option that is then outstanding will be automatically converted into an amount in cash equal to, for each share of common stock of OH+R underlying such option, the excess (if any) of the per share cash amount payable to holders of our outstanding common stock pursuant to the formula described above over the exercise price per share of such option, without interest and subject to any applicable withholding taxes.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the per share cash consideration and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your OH+R shares more than one year as of the effective time of the merger. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 28 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors has unanimously approved the merger and the merger agreement and recommends that our stockholders adopt the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement, including the premium to current market prices offered by Concentra. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record as of September 16, 2005 holding a majority of the outstanding shares of OH+R common stock must vote “for” the adoption of the merger agreement. There are 3,112,932 shares of OH+R common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of OH+R common stock for the per share merger consideration in cash, without interest, for each share of OH+R common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of OH+R common stock?

A:	After the merger and all merger consideration calculations are completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions (including any stock certificates representing your shares), you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us at:

Occupational Health + Rehabilitation Inc

175 Derby Street, Suite 36

Hingham, MA 02043-4058

(781) 741-5175

Attention: Corporate Secretary

RISK FACTORS

You should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.

If the proposed merger with Concentra is not completed, our business could be materially and adversely affected, and our stock price could decline.

The merger is subject to customary closing conditions, including the approval of by the holders of a majority of our outstanding common stock and other closing conditions. Therefore, the merger may not be completed or may not be completed in the expected time period. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. In addition, our stock price may be adversely affected because we have incurred and will continue to incur significant expenses related to the merger prior to its closing that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Concentra a termination fee of $1,960,000 and reimburse Concentra for its expenses in connection with the merger, up to a maximum of $250,000. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected, making it more difficult to retain employees and existing customers and to generate new business.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger proposal is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with clients and vendors may detract from our ability to grow revenues and minimize costs;

•	some of our employees may choose to terminate their employment with us during this period of uncertainty, thereby disrupting the quality of our service;

•	we have and will continue to incur significant expenses related to the merger prior to its closing; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of the holders of a majority of our outstanding shares, satisfying other conditions to the closing of the merger and other matters.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

Occupational Health + Rehabilitation Inc

We are a leading occupational healthcare provider, specializing in the prevention, treatment, and management of work-related injuries and illnesses, as well as regulatory compliance services. We operate thirty-four occupational health centers serving over 15,000 employer clients in ten states and also deliver workplace health services at employer locations throughout the United States. Our mission is to provide high quality medical care and extraordinary service, thereby improving the health status of employees, reducing workers’ compensation costs, and assisting employers in their compliance with state and federal regulations governing workplace health and safety, and we use a system of clinical and operating protocols as well as proprietary information systems to track the resulting patient outcomes in furtherance of this mission. We believe we are the leading provider of occupational health services in most of our established markets as a result of our commitment to these core values and competencies. Our principal executive offices are located at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058, and our telephone number is (781) 741-5175. We are incorporated under Delaware law.

Concentra

Concentra, a wholly-owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational healthcare, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. Through its health centers, Concentra has approximately 680 affiliated primary-care physicians. Concentra also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide. Concentra is incorporated under Nevada law. Concentra’s executive offices are located at 5080 Spectrum Drive, Suite 1200W, Addison, Texas 75001. Concentra’s phone number is (972) 364-8000.

Brady Acquisition Corp.

Brady Acquisition Corp., or Merger Sub, is an indirect, wholly-owned subsidiary of Concentra and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under Delaware law. Merger Sub’s executive offices are located at 5080 Spectrum Drive, Suite 1200W, Addison, Texas 75001. Merger Sub’s telephone number is (972) 364-8000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058, at 10:00 a.m., local time, on October 19, 2005.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the merger agreement. Our board of directors has unanimously approved the merger and the merger agreement, has determined that the merger and the merger agreement are fair to, and in the best interests of, OH+R and our stockholders, has declared the merger agreement and the merger to be advisable and has recommended that our stockholders vote to adopt the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of OH+R common stock at the close of business on September 16, 2005, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 3,112,932 shares of OH+R common stock were issued and outstanding and held by 74 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of OH+R common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of OH+R common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of OH+R common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. If a motion is made to adjourn the Special Meeting, the approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of OH+R common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” any other matters as may be properly brought before the Special Meeting.

To vote, please complete, sign, date and return the enclosed proxy card. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of OH+R common stock represented at the Special Meeting but not voted, including shares of OH+R common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement. If you do not execute a proxy card, it will have the same effect as a vote against the adoption of the merger agreement. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption of the merger agreement.

We do not expect that any matter will be brought before the Special Meeting other than the proposal to adopt the merger agreement. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in their discretion.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of OH+R common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Occupational Health + Rehabilitation Inc, Attention: Corporate Secretary, 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058. If you would like to receive your own set of our proxy materials in the future or have been receiving duplicate copies and would prefer a single set, please contact your broker and Occupational Health + Rehabilitation Inc, Corporate Secretary and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our service offerings, including opportunities through strategic acquisitions, business combinations and joint ventures. These considerations have included whether it would be in the best interests of OH+R and our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

Beginning in the mid-1990s, John Garbarino, our Chief Executive Officer, has been in contact from time to time with Concentra’s management since both companies are participants in the same, relatively small industry of occupational healthcare. Mr. Garbarino’s closest contact at Concentra has been James Greenwood, currently Executive Vice President for Business Development. Over the years, they had casually noted that OH+R would be a good fit with Concentra and had discussed the sale to Concentra of individual OH+R centers, but no transactions ever resulted from any of these conversations.

In early January 2005, Mr. Garbarino received a voicemail from Mr. Greenwood asking Mr. Garbarino to call him. Before Mr. Garbarino returned that call, Mr. Greenwood called Edward Cahill, one of our directors, and told him that the Concentra board of directors had decided at its December 2004 meeting that it wanted to expand Concentra’s network of occupational health centers (known as Concentra Health Services or CHS) based on the division’s strong financial performance. Mr. Greenwood indicated that Concentra was interested in an all cash acquisition of OH+R and had the cash and availability under its line of credit to consummate such a transaction.

Mr. Cahill passed on this information to Mr. Garbarino, who then had a telephone call with Mr. Greenwood covering substantially the same information. As of January 12, 2005, we entered into a confidentiality agreement with Concentra to enable us to provide Concentra with due diligence information about OH+R.

On February 3, 2005, Mr. Garbarino emailed Mr. Greenwood an analysis of OH+R’s historical and projected earnings including cost reductions that might be expected subsequent to a merger, from eliminating duplicate functions at OH+R, and profit enhancements from combining centers in certain markets where there was an overlap with Concentra’s centers.

Over the next three weeks, we provided further financial information to Concentra and responded to questions it raised about OH+R. Then on February 28, 2005, Mr. Cahill and Mr. Garbarino had a telephone call with Mr. Greenwood and Daniel Thomas, Concentra’s Chief Executive Officer, to discuss Concentra’s intentions based on the information we had provided and Concentra’s analysis. They suggested a value for OH+R equivalent to approximately $8.00 per share, a value below what we believed OH+R to be worth. Mr. Greenwood and Mr. Thomas raised questions and concerns about several areas of our operations and indicated that these were important considerations in their proposed valuation.

Over the next three weeks, we addressed Concentra’s questions and concerns and continued to negotiate the terms of a possible transaction. Mr. Garbarino also began informing OH+R board members of the discussions since Concentra seemed serious about trying to acquire OH+R for a price we considered to be attractive. By the time of our March 24, 2005 board meeting, the value of the transaction offered by Concentra reflected a price of approximately $9.70 per share.

Our board of directors discussed the possible transaction extensively at our March 2005 board meeting. The sense of our board of directors was to continue discussions and further due diligence since it appeared likely we could achieve a consideration of approximately $10.00 per share, given where the negotiations stood and assuming Concentra was satisfied with its due diligence review. A price per share in this range was deemed very attractive for stockholders since it represented a considerable premium over OH+R’s average bid and asked prices over the last year of approximately $3.00 per share.

Through the month of April 2005 and the first two weeks of May 2005, we provided extensive, detailed information to Concentra for evaluation. On May 16 and 17, 2005, most of our executive team met in person with the senior managers of CHS in Atlanta, Georgia. Subsequent to the meeting, we continued to provide clarification and documentation on certain issues and questions. Concentra had its own internal discussions based on the Atlanta meeting and the information its managers had reviewed.

On May 31, 2005, Mr. Garbarino emailed an analysis to Mr. Greenwood which proposed that the offer by Concentra reflect a per share price of $10.00. On a telephone call on June 2, 2005, Mr. Greenwood indicated that Concentra would hold firm with its last offer. On June 7, 2005, Mr. Garbarino emailed Mr. Greenwood suggesting the parties were too far apart and that discussions be postponed to some future date. On a telephone call on June 8, 2005, Mr. Greenwood increased Concentra’s offer sufficiently to reach an estimated per share price of $10.00. Mr. Garbarino communicated to Mr. Greenwood that such an offer might be acceptable to OH+R and that the parties should start working on agreements that would reflect Concentra’s offer.

On June 16, 2005, Mr. Garbarino contacted Mr. Greenwood to attempt to improve the offer one last time prior to presenting it to our board, but Mr. Greenwood declined to do so.

At our board meeting on June 17, 2005, we reviewed all aspects of the possible transaction with Concentra. It was the sense of our board that we should continue to pursue the merger.

After June 17, 2005, and over the next seven weeks, we and Concentra began drafting and negotiating the merger agreement and ancillary documents by exchanging drafts and comments and having telephone conferences. We continued to provide due diligence information and to meet with a number of Concentra’s senior managers, attorneys and accountants in Boston, Massachusetts and Cranston, Rhode Island between July 11 and 14, 2005.

On July 21, 2005, we retained Adams Harkness to render to our board its opinion that the merger consideration to be received by our stockholders was fair from a financial point of view.

On the afternoon of August 3, 2005, our board of directors met to consider the proposed merger with Concentra. Our counsel, Shipman & Goodwin LLP, reviewed the board’s fiduciary responsibilities with regard to the proposed transaction and led the board through a discussion of the key provisions of the merger agreement, including the background of the negotiations regarding certain terms of the merger agreement. Adams Harkness reviewed with the board its financial analyses of the proposed transaction with Concentra and rendered its oral opinion, subsequently confirmed in writing, that, as of August 3, 2005, based upon and subject to the various qualifications, considerations and assumptions set forth in the fairness opinion, the merger consideration was fair, from a financial point of view, to the stockholders of OH+R. Our board of directors engaged in further discussion and deliberation regarding the proposed transaction and determined that the merger agreement, the merger and the transactions described in the merger agreement were fair to, and in the best interests of our company and our stockholders, unanimously approved and declared advisable the merger agreement in substantially the form presented at the meeting, authorized management to execute the merger agreement with such changes as they deemed advisable, and resolved to recommend that our stockholders vote to adopt the merger agreement.

The merger agreement and related documents were finalized and executed on August 8, 2005. Later that day, each of the parties publicly announced the execution of the merger agreement.

Reasons for the Merger

In considering the merger with Concentra, our board of directors consulted with Adams Harkness regarding the financial aspects of the merger and sought and received Adams Harkness’ written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the merger consideration to be received by the stockholders of OH+R in the merger, which opinion is described below under “The Merger—Opinion of Financial Advisor.” Our board of directors also consulted with representatives of Shipman & Goodwin LLP, outside counsel to OH+R, regarding the fiduciary duties of the members of our board of directors and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, our board of directors determined that the merger and the merger agreement are fair to, and in the best interests of, OH+R’s stockholders, the merger agreement and the merger to be advisable, and recommended that OH+R’s stockholders vote to adopt the merger agreement.

In the course of reaching that determination and recommendation, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the fact that the merger consideration in the anticipated range of $9.50 to $10.50 per share represents a premium over the average share price of our common stock for the five trading days ended August 2, 2005, the date prior to our August 3, 2005 board meeting ($6.20), the ten trading days ended August 2, 2005 ($5.98), the 30 trading days ended August 2, 2005 ($6.10), the 60 trading days ended August 2, 2005 ($5.87) and the 90 trading days ended August 2, 2005 ($5.75);

•	the belief that we obtained the highest price per share that Concentra is willing to pay;

•	our assessment as to the low likelihood that a third party would offer a higher price than Concentra;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated and the absence of any financing condition to Concentra’s obligation to complete the merger;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy;

•	the view of management that the trading value for shares of our common stock was not likely to exceed a per share merger consideration in the range of $9.50 to $10.50 in the near term if we remained independent;

•	the financial analyses of Adams Harkness presented to our board of directors on August 3, 2005, and the fairness opinion of Adams Harkness delivered to our board of directors that, as of August 3, 2005, based upon and subject to the various qualifications, considerations and assumptions set forth in its fairness opinion, the merger consideration was fair, from a financial point of view, to the stockholders of OH+R (the full text of the written fairness opinion setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion is attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•	the fact that our board of directors, in the exercise of its fiduciary duties in accordance with the merger agreement, can authorize OH+R’s management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors determines in good faith is reasonably likely to lead to a superior offer in the manner provided in the merger agreement, subject to specified conditions;

•	the fact that our board of directors in the exercise of its fiduciary duties in accordance with the merger agreement, can terminate the merger agreement following receipt of a bona fide written superior offer in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $1,960,000 termination fee, which is approximately 4% of the anticipated total merger consideration, and the reimbursement of Concentra’s expenses in connection with the merger agreement and proposed transactions, up to a maximum of $250,000; and

•	the fact that the merger would be subject to the approval of our stockholders.

Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in the value of OH+R or from any synergies that may be created by the merger;

•	that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay or cause to be paid to Concentra a termination fee of $1,960,000 in cash (or under certain circumstances by issuance of a three-year promissory note) and reimburse Concentra for its expenses in connection with the merger agreement and proposed transactions, up to a maximum of $250,000, if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that any gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of Concentra; and

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their regular duties during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will harm our operating results.

Our board of directors also considered the interests of our directors and executive officers in the merger which existed as of the time of its determination and recommendation, which are described below under “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Opinion of Financial Advisor to OH+R’s Board of Directors

Pursuant to the terms of the Adams Harkness’ engagement letter dated July 8, 2005 and accepted by us on July 21, 2005, our board of directors retained Adams Harkness to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of OH+R, the merger consideration having been determined by negotiations between OH+R and Concentra. Adams Harkness is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

On August 3, 2005, our board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Adams Harkness reviewed the financial analyses, described below, and rendered its oral opinion, subsequently confirmed in writing, that, as of August 3, 2005, the merger consideration was fair, from a financial point of view, to the stockholders of OH+R. The full text of the fairness opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The fairness opinion is provided for the information and assistance of the board of directors of OH+R in connection with its consideration of the merger, and such opinion does not constitute a recommendation as to how any stockholder should vote with respect to the merger. The description of the fairness opinion is qualified in its entirety by reference to the full text of the fairness opinion. Stockholders are urged to, and should, read the fairness opinion in its entirety.

The following is a summary of the various sources of information and valuation methodologies used by Adams Harkness in arriving at its fairness opinion. To assess the fairness of the merger consideration, Adams Harkness employed analyses based on the following:

•	valuation metrics derived from selected comparable companies;

•	valuation metrics derived from selected precedent transactions based on a multiple driven analysis (referred to as the multiple analysis); and

•	valuation metrics derived from selected precedent transactions based on a premium-driven analysis (referred to as the premium analysis).

In conducting its investigation and analysis and in arriving at its fairness opinion, Adams Harkness reviewed the information and took into account the investment, financial and economic factors it deemed relevant under the circumstances. The material actions undertaken by Adams Harkness in connection with the preparation and rendering of its fairness opinion were as follows:

•	reviewed the terms of a draft of the merger agreement dated August 1, 2005 (referred to as the draft merger agreement) furnished to Adams Harkness by OH+R, which, for the purposes of its fairness opinion, Adams Harkness assumed, with OH+R’s permission, to be identical in all material respects to the agreement to be executed;

•	assumed, with OH+R’s permission, that the amount of the outstanding debt (as defined in the draft merger agreement) of OH+R will not be greater than the debt on OH+R’s balance sheet as of the date of the fairness opinion;

•	analyzed and discussed with management of OH+R certain historical and projected financial statements and other financial and operating data concerning OH+R;

•	conducted due diligence discussions with members of senior management of OH+R concerning the financial performance, operations, business strategy and prospects of OH+R;

•	compared the results of operations of OH+R with those of certain companies Adams Harkness deemed to be relevant and comparable;

•	compared the terms, including premiums paid, and conditions of the merger with certain mergers and acquisitions Adams Harkness deemed to be relevant and comparable; and

•	performed such other financial studies, investigations and analyses and took into account such other matters as Adams Harkness deemed necessary, including its assessment of general economic, market and monetary conditions as of the date of its fairness opinion.

In connection with its review and arriving at its fairness opinion, Adams Harkness did not independently verify any information received from OH+R, relied on that information, and assumed that all the information provided was complete and accurate in all material respects. Adams Harkness also relied on the assurances of management of OH+R that they were not aware of any facts that would make such information misleading. Adams Harkness assumed that:

•	with respect to any forecasts reviewed relating to the prospects of OH+R, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of OH+R;

•	all material assets and liabilities (contingent or otherwise, known or unknown) of OH+R are as set forth in the historic and projected financial statements of OH+R;

•	obtaining necessary regulatory and third party approvals and consents for the merger will not have an adverse effect on OH+R or the contemplated benefits of the merger; and

•	the merger would be completed in accordance with the terms set forth in the draft merger agreement.

In conducting its analyses to support its fairness opinion, Adams Harkness did not conduct, nor did it receive copies of, an independent valuation or appraisal of any of the assets of OH+R. Adams Harkness’ fairness opinion did not predict or take into account any possible financial, economic and securities market conditions that may occur, or information that may become available, after the date of its fairness opinion.

In arriving at its fairness opinion, Adams Harkness considered all of the financial and comparative analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach specific conclusions with respect to any such analysis. Rather, Adams Harkness made its determination as to the fairness of the merger consideration, from a financial point of view, to the stockholders of OH+R, on the basis of its experience and professional judgment after considering the collective results of the analyses described in the following pages.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand Adams Harkness’ financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Considering the data in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Adams Harkness’ financial and comparative analyses.

Public Company Peer Group Analysis

Adams Harkness identified a group of publicly traded companies that it deemed comparable to OH+R based on a variety of factors, including but not limited to similarity of services offered, markets served, and financial performance. In particular, these companies are all public companies that provide specialized outpatient services, such as physical therapy or rehabilitation, and program management companies, and that had market capitalizations of less than or equal to $400 million. Based on these criteria, no particular company was excluded. Adams Harkness analyzed the following operating performance characteristics and public market valuation metrics of such companies:

•	Enterprise value;

•	Last twelve months (referred to as LTM) revenue;

•	Revenue growth rate for the fiscal year ended 2004;

•	LTM gross margin (defined as net sales less direct cost of goods or services);

•	LTM EBITDA (defined as Operating Profit plus Depreciation and Amortization);

•	LTM earnings per share (referred to as EPS);

•	Ratio of enterprise value to LTM revenue;

•	Ratio of enterprise value to LTM EBITDA; and

•	LTM Price-to-Earnings (P/E) Ratio.

OH+R is a publicly traded company that provides occupational healthcare services to employers and their employees in the prevention, treatment and management of work-related injuries and illnesses. Adams Harkness identified the following group of six publicly traded companies as the companies that it deemed comparable to OH+R for the purposes of this analysis (referred to as the peer group companies):

Company	Enterprise Value*
(in millions)
Rehabcare Group Inc.	$351.3
Radiologix Inc.	$226.4
US Physical Therapy Inc.	$198.1
Psychemedics Corp.	$65.6
Integramed America Inc.	$43.1
Health Fitness Corp.	$33.9

*	Enterprise value is the total market value of equity plus total debt less cash and marketable securities. Data are derived as of the close of trading on August 1, 2005.

The following table reflects the implied OH+R equity value (defined as the value of the OH+R’s operations plus its cash balance less its debt), based on a range of LTM revenue multiples for the peer group companies:

($ Millions)	LTM Revenue Multiple
	Median	Mean	Stripped Mean*
Peer Group Companies LTM Revenue Multiple Range	0.9x	1.3x	1.0x
OH+R LTM Revenues at 6/30/05		$58.2

Implied OH+R Enterprise Value	$52.4	$75.7	$58.2

OH+R Net Debt (excluding capital leases)		$4.1

Implied OH+R Equity Value	$48.3	$71.6	$54.1

*	The stripped mean is the mean excluding the high and low data points of the series.

The following table reflects the implied OH+R equity value based on a range of LTM EBITDA multiples for the peer group companies:

($ Millions)	LTM EBITDA Multiple
	Median	Mean	Stripped Mean
Peer Group Companies LTM EBITDA Multiple Range	6.9x	7.9x	7.4x
OH+R LTM EBITDA at 6/30/05		$5.2

Implied OH+R Enterprise Value	$35.9	$41.1	$38.5

OH+R Net Debt (excluding capital leases)		$4.1

Implied OH+R Equity Value	$31.8	$37.0	$34.4

The following table reflects the implied OH+R equity value based on a range of LTM P/E multiples for the peer group companies:

($ Millions)	LTM P/E Multiple
	Median	Mean	Stripped Mean
Peer Group Companies LTM P/E Multiple	21.3x	24.9x	24.7x
OH+R LTM Net Income at 6/30/05		$1.3

Implied OH+R Equity Value	$27.7	$32.4	$32.1

Adams Harkness noted that the range of OH+R’s equity value as determined by the application of the peer group companies revenue multiple is higher than the merger consideration; however, as discussed previously, Adams Harkness also noted that, in arriving at its fairness opinion, it considered all of the financial and comparative analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach specific conclusions with respect to such analysis. Adams Harkness further noted that the range of OH+R’s implied equity values based on the LTM EBITDA multiple analysis and the LTM P/E multiple analysis was consistent with the implied equity value derived from the merger consideration and, therefore, supported its determination that the merger consideration is fair, from a financial point of view, to the stockholders of OH+R.

Precedent Transaction Analyses

Adams Harkness performed precedent transaction analyses in which it assessed the relative valuations associated with selected precedent acquisitions publicly announced since January 1, 2002 it deemed relevant and comparable to OH+R. Adams Harkness’ precedent transaction analyses consisted of two components: (1) fifteen “specialized outpatient facilities,” as determined by Standard Industrial Code, precedent transactions, for which relevant transaction and financial data were available in the public domain (referred to as the specialized outpatient facilities transactions), and (2) all precedent transactions in which the acquired entities were publicly held companies since January 1, 2002 (referred to as the precedent transactions). Based on these criteria, no particular transaction was excluded.

Adams Harkness analyzed the relevant transaction metrics for the specialized outpatient facilities transactions:

•	ratio of transaction value to target’s LTM revenue (referred to as the LTM revenue multiple); and

•	ratio of transaction value to target’s LTM EBITDA (referred to as the LTM EBITDA multiple).

These two analyses are referred to as the multiple analysis. Adams Harkness also analyzed the premiums paid in the precedent transactions, which is referred to as the premium analysis.

Multiple Analysis

In chronological order, the selected specialized outpatient facilities transactions were:

Date Announced	Target Name	Acquiror Name
06/11/02	Infinity Infusion Care	Curative Health Services
01/24/03	Matrix Rehabilitation—Clinic	Benchmark Medical
04/21/03	Medical Rehabilitation Special	Paincare Holdings
06/30/03	Kessler Rehabilitation Corp	Select Medical
02/03/04	CPR Therapies LLC	Rehabcare Group
03/22/04	US Oncology	Welsh Carson
04/27/04	Heartland Healthcare—Facility	Psychiatric Solutions
05/24/04	NeighborCare	Omnicare
06/14/04	Prime Medical Services	Healthtronics Surgical Services
06/29/04	Mariner Health Care	National Senior Care
07/21/04	Physicians Dialysis	DaVita
10/18/04	Select Medical	EGL Holding
11/19/04	SemperCare	Select Medical
12/14/04	US Pathology Labs	Laboratory Corp of America
06/09/05	Meadowbrook Health Care	Rehabcare Group

The following table reflects the implied OH+R equity value based on a range of LTM revenue multiples for the specialized outpatient facilities transactions:

($ Millions)	LTM Revenue Multiple
	Median	Mean	Stripped Mean
Specialized outpatient facilities transactions LTM Revenue Multiple Range	1.0x	1.4x	1.2x
OH+R LTM Revenues at 6/30/05		$58.2

Implied OH+R Enterprise Value	$58.2	$81.5	$69.8

OH+R Net Debt (excluding capital leases)		$4.1

Implied OH+R Equity Value	$54.1	$77.4	$65.7

The following table reflects the implied OH+R equity value based on a range of LTM EBITDA multiples for the specialized outpatient facilities transactions:

($ Millions)	LTM EBITDA Multiple
	Median	Mean	Stripped Mean
Specialized outpatient facilities transactions LTM EBITDA Multiple Range	6.7x	7.9x	7.9x
OH+R LTM EBITDA at 6/30/05		$5.2

Implied OH+R Enterprise Value	$34.8	$41.1	$41.1

OH+R Net Debt (excluding capital leases)		$4.1

Implied OH+R Equity Value	$30.7	$37.0	$37.0

Adams Harkness noted that the range of OH+R’s equity value as determined by the application of the specialized outpatient facilities transactions revenue multiple is higher than the merger consideration; however, as discussed previously, Adams Harkness noted that, in arriving at its fairness opinion, it considered all of the financial and comparative analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach specific conclusions with respect to such analysis. Adams Harkness further noted that the range of OH+R’s implied equity value based on the application of the LTM EBITDA multiple analysis was lower than the equity value derived from the merger consideration and supported its determination that the merger consideration is fair, from a financial point of view, to the stockholders of OH+R.

Although the selected specialized outpatient facilities transactions were used for comparison purposes, none of these transactions is directly comparable to the merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies to which OH+R is being compared.

Premium Analysis

In addition to the multiple analysis described above, Adams Harkness analyzed the premiums paid in transactions involving a publicly held target company since January 1, 2002. These transactions were sorted into four categories:

•	Group 1—All transactions involving a publicly held target (492 total transactions);

•	Group 2—All transactions involving a publicly held target with a market capitalization of $150 million or less (274 total transactions);

•	Group 3—All transactions involving a publicly held target with healthcare business focus (88 total transactions); and

•	Group 4—All transactions involving a publicly held target with healthcare services business focus (25 total transactions).

Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirors are willing to pay above a seller’s stock price prior to or at the time of the announcement of the relevant transaction. However, since market conditions change over time, valuation metrics from precedent transactions may or may not be accurate proxies for value at a given point in time.

Adams Harkness analyzed the premiums paid (mean, median and stripped mean), based on the closing stock price of the target company one week and four weeks prior to the announcement of the respective transaction, within each of the aforementioned categories. The respective mean, median and stripped mean data for each of the four categories are as follows:

Group One:

All transactions involving a publicly held target (492 total transactions)

	Premium
	1 week (%)	4 week (%)
Mean:	42.0%	50.8%
Median:	30.2%	33.0%
Stripped Mean:	40.1%	47.3%

Group Two:

Publicly held targets with a market capitalization of $150 million or less (274 total transactions)

	Premium
	1 week (%)	4 week (%)
Mean:	55.6%	68.6%
Median:	37.9%	42.3%
Stripped Mean:	52.2%	62.4%

Group Three:

Publicly held targets with healthcare business focus (88 total transactions)

	Premium
	1 week (%)	4 week (%)
Mean:	38.2%	50.4%
Median:	31.6%	33.5%
Stripped Mean:	37.1%	42.6%

Group Four:

Publicly held targets with healthcare services business focus (25 total transactions)

	Premium
	1 week (%)	4 week (%)
Mean:	33.7%	35.4%
Median:	31.6%	39.3%
Stripped Mean:	32.9%	36.0%

Adams Harkness believes that Groups 2 and 4 provide the most appropriate data points for the OH+R valuation analysis, given OH+R’s market capitalization and its healthcare services focus.

Applying the low (31%) and high (42%) ends of the median premiums paid range, as derived from Groups 2 and 4 above, to the OH+R share price as of the dates specified below, the implied OH+R share price range would be:

			Premium Range		Implied Share Price Range
	Date	Share Price	Low	High	Low	High
Current	7/29/05	$6.50	31.0%	42.0%	$8.52	$9.23
1 week	7/22/05	$5.75	31.0%	42.0%	$7.53	$8.17
4 week	7/1/05	$6.50	31.0%	42.0%	$8.52	$9.23

As of the date of the fairness opinion, the implied merger consideration is calculated at $10.19 per share. Based on the above premium analysis, Adams Harkness noted that the implied merger consideration per share exceeds the metrics of comparison set forth in the premium analysis and, therefore, supported its determination that the merger consideration is fair, from a financial point of view, to the stockholders of OH+R.

Discounted Cash Flow Analysis

Because detailed multi-year projections for OH+R were not available, the implied valuation for OH+R through the discounted cash flow analysis has been excluded.

Limitations of Financial and Comparative Analyses

The foregoing summaries do not purport to be a complete description of the financial and comparative analyses performed by Adams Harkness. The preparation of a fairness opinion is a complex process. Adams Harkness believes that its analyses must be considered as a whole and that selecting portions of such analyses without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Any estimates contained in Adams Harkness’ analyses are not necessarily indicative of actual values, which may be significantly greater or lower than as set forth therein. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Taken together, the information and analyses employed by Adams Harkness led to Adams Harkness’ overall opinion that the merger consideration was fair, from a financial point of view, to the stockholders of OH+R as of the date of its fairness opinion.

Our board of directors selected Adams Harkness as its financial advisor based on Adams Harkness’ qualifications, expertise and reputation. Adams Harkness, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisition, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Adams Harkness may actively trade or hold long or short positions of OH+R equity securities for either its customers or its own account.

Pursuant to the terms of Adams Harkness’ engagement letter, we agreed to pay Adams Harkness a fee of $50,000 upon signing the engagement letter and an additional $200,000 following the delivery by Adams Harkness of the fairness opinion and an additional fee of $50,000 upon delivery by Adams Harkness, if requested by our board of directors, of each affirmation of its fairness opinion. We also agreed to reimburse Adams Harkness for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams Harkness and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted solely from the willful misconduct or gross negligence of Adams Harkness.

Recommendation of the Board of Directors

At a meeting of our board of directors held on August 3, 2005, our board of directors unanimously approved the merger and the merger agreement, determined that the merger and the merger agreement are fair to, and in the best interests of, OH+R and its stockholders, declared the merger agreement and the merger to be advisable and recommended that OH+R’s stockholders vote to adopt the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to certain of our directors and executive officers, but not to stockholders generally. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement. They are set forth below.

Acceleration of Stock Options

Under the terms of the merger agreement, stock options held by our executive officers and directors, like all other stock options held by our other then-current employees, will vest and become exercisable immediately prior to the effective time of the merger. All stock options that are then outstanding will be automatically converted into an amount in cash equal to, for each share of common stock of OH+R underlying such option, the excess (if any) of the per share cash amount payable to holders of our outstanding common stock in the merger over the exercise price per share of such option, without interest and subject to any applicable withholding taxes. At the time we entered into the merger agreement, our executive officers and directors held options to purchase an aggregate of approximately 964,790 shares of OH+R common stock, 685,570 of which were vested and 279,220 of which were not then vested.

All options issued under our 1993, 1996 and 1998 Stock Plans, as amended, were either subject to pre-existing acceleration provisions or have been accelerated pursuant to action of our board of directors so that all of our outstanding options will be accelerated except that stock options held by employees whose employment terminates prior to the effective time of the merger shall not be accelerated and stock options held by option holders that are subject to performance standards that have not been met shall be governed by their terms and will terminate one day after our special meeting. Concentra will not be assuming our option plans in the merger.

The following table assumes, solely for purposes of providing the information therein, that the merger closed on August 8, 2005 and assumes the per share cash merger consideration is $10.00. The following table sets forth as of August 8, 2005, with respect to our directors and executive officers:

•	the number of shares of OH+R common stock subject to options held by such persons that vest as a result of the merger;

•	the number of shares of OH+R common stock subject to options held by such persons that will be exercisable at the closing of the merger;

•	the range of exercise prices of all options held by such persons;

•	the weighted average exercise price of all options held by such persons;

•	the weighted average exercise price of the options held by such persons that vest as a result of the merger;

•	the cash value realizable by such persons from options that vest as a result of the merger; and

•	the cash value realizable by such persons from options upon the closing of the merger.

Name/Title	Shares of Common Stock Subject to Options that Vest as a Result of the Merger	Shares of Common Stock Subject to Options Exercisable at Closing of the Merger*	Range of Exercise Prices per Share of All Options	Weighted Average Exercise Price per Share of All Options	Weighted Average Exercise Price per Share of Options that Vest as a Result of the Merger	Realizable Value of Options that Vest as a Result of the Merger	Realizable Value of All Options at the Closing of the Merger**
John C. Garbarino, President & CEO	97,669	317,838	$1.20 - $3.90	$1.96	$2.03	$830,753	$2,554,946

Lynne M. Rosen, Chief Operating Officer	41,830	143,660	$1.20 - $3.90	$1.91	$2.04	$352,738	$1,161,587

Keith G. Frey, Chief Financial Officer	31,250	100,000	$1.20 - $3.90	$1.95	$1.85	$254,688	$805,150

William B. Patterson, M.D., Chief Medical Officer	22,875	77,500	$1.20 - $6.80	$2.93	$3.83	$141,063	$548,000

H. Nicholas Kirby, SVP, Sales and Development	31,746	88,992	$1.20 - $3.90	$2.86	$3.15	$225,951	$635,285

Edward L. Cahill, Director	6,200	33,200	$1.20 - $6.00	$2.26	$2.72	$45,145	$257,020

Kevin J. Dougherty, Director	6,200	33,200	$1.20 - $6.00	$2.22	$2.72	$45,145	$258,220

Angus M. Duthie, Director	11,450	39,200	$1.20 - $6.00	$2.29	$2.78	$82,683	$302,170

Steven W. Garfinkle, Director	12,500	50,000	$1.20 - $5.00	$2.44	$3.21	$94,563	$339,750

Donald W. Hughes, Director	5,000	31,200	$1.50 - $6.00	$2.44	$2.16	$37,825	$244,700

Frank H. Leone, Director	12,500	50,000	$1.20 - $5.00	$2.44	$3.21	$94,563	$339,750

*	Includes shares of common stock subject to options that vest as a result of the merger listed in the prior column.
**	Includes realizable value of options that vest as a result of the merger listed in the prior column.

Transition Employment and Services Agreements

John C. Garbarino, our Chief Executive Officer, has an employment agreement with OH+R dated June 6, 1996. The term of the agreement is two years from such date and renews automatically for successive one-year periods until terminated. The agreement provides for an annual salary of $180,000, subject to increase on an annual basis in the discretion of our board of directors, and a bonus as may be determined by the compensation committee. Mr. Garbarino is subject to a covenant not to compete with OH+R for six months after the termination of his employment. If we terminate the agreement without “cause” (as defined in the agreement), or if Mr. Garbarino becomes incapacitated, or if Mr. Garbarino resigns from OH+R for “just cause” (as defined in the agreement), then we are obligated to pay to Mr. Garbarino six months’ base salary in consideration of his covenant not to compete. However, we expect to terminate Mr. Garbarino’s employment agreement as of the consummation of the merger so that payments would not be made for the covenant not to compete under this employment agreement.

Concentra Health Services, Inc. (“CHS”), a wholly-owned subsidiary of Concentra, entered into a Transition Employment Agreement with Mr. Garbarino on August 8, 2005, which will only take effect upon consummation of the merger. It provides for Mr. Garbarino’s employment by CHS until the later of June 30, 2006 and six months following the merger. His base salary would continue at its current annual rate of $255,000. The agreement also provides for a bonus of $300,000 payable on the later of January 2, 2006 or the consummation of the merger. The agreement also contains noncompetition and nonsolicitation provisions that apply while Mr. Garbarino is employed by CHS.

Concentra, Inc. entered into a Memorandum Agreement with Lynne M. Rosen, our Chief Operating Officer, on August 8, 2005, which will only take effect upon consummation of the merger. It provides for her employment through at least June 30, 2006 (subject to termination for cause) at Ms. Rosen’s current annual salary of $205,700, a staying bonus of $50,000 contingent on Ms. Rosen’s not voluntarily terminating her employment prior to June 30, 2006 and payable on such date or such earlier date her employment terminates for any reason other than her voluntary termination, and a severance payment of $154,275 payable upon termination of her employment for any reason.

Concentra, Inc. entered into a Memorandum Agreement with Keith G. Frey, our Chief Financial Officer, on August 8, 2005, which will only take effect upon consummation of the merger. It provides for his employment through at least June 30, 2006 (subject to termination for cause) at Mr. Frey’s current annual salary of $178,200, a staying bonus of $50,000 contingent on Mr. Frey’s not voluntarily terminating his employment prior to June 30, 2006 and payable on such date or such earlier date his employment terminates for any reason other than his voluntary termination, and a severance payment of $133,650 payable upon termination of his employment for any reason.

CHS entered into an Employment Agreement with William B. Patterson, MD, MPH, our Chief Medical Officer, on August 8, 2005, which will only take effect upon consummation of the merger. It provides for Dr. Patterson’s employment by CHS for one year and renews automatically for additional one year periods subject to termination under certain circumstances. His position with CHS would be Assistant Vice President—Medical Operations. His base salary would be $17,609 per month. He would be eligible to receive bonus and/or incentive compensation in the discretion of CHS and would be eligible to participate in the employee benefit plans of CHS made generally available to employees. The agreement also contains noncompetition and nonsolicitation provisions that apply while Dr. Patterson is employed by CHS.

Noncompetition Agreements

Each of our executive officers, John C. Garbarino, Lynne M. Rosen, Keith G. Frey, H. Nicholas Kirby and William B. Patterson, MD, MPH, entered into a Noncompetition Agreement with CHS on August 8, 2005, which will only take effect upon consummation of the merger. The restrictive covenants contained in the agreements take effect immediately upon the merger except with respect to Mr. Garbarino where the noncompetition and nonsolicitation covenants take effect upon termination of his employment with CHS. The agreements limit the ability of the executive officer to compete with CHS or solicit its employees anywhere in the United States during the first year of their applicability and in Connecticut, Maine, Massachusetts, Missouri, New Hampshire, New Jersey, New York, Rhode Island, Tennessee and Vermont for four years, or three and a half years in the case of Mr. Garbarino, from when they are first applicable. The consideration to be received by each executive officer for entering into these agreements is payable in four installments on each January 2 beginning in 2006 except with respect to Mr. Garbarino whose first payment would occur the business day after termination of his employment with CHS. Total payments to be received under these agreements by each executive are as follows:

OH+R Executive Officer	Total Consideration Payable by CHS under Noncompetition Agreements
John C. Garbarino	$538,100
Lynne M. Rosen	$205,700
Keith G. Frey	$178,200
H. Nicholas Kirby	$178,200
William B. Patterson, MD, MPH	$205,700

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of individuals who were directors or officers of OH+R at or prior to the effective time of the merger as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements disclosed to Concentra and in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Concentra has agreed to cause the surviving corporation in the merger to fulfill and honor in all respects those obligations. The merger agreement further provides that for a period of six years following the effective time of the merger, Concentra will indemnify and hold harmless such individuals in connection with claims and actions arising out of actions and omissions in such individuals’ capacity as a director, officer or employee or any of the transactions contemplated by the merger agreement and pay in advance of final disposition of such matters, the expenses of such person, subject to repayment if it is ultimately determined that such individual is not entitled to be indemnified. Concentra has further agreed that following the merger, it will, or will cause the surviving corporation to, provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. Concentra will not be required to pay an annual premium for such insurance that exceeds 150% of the annual premium that we currently pay for such insurance.

Our board of directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger.

Appraisal Rights

If the merger is completed, holders of OH+R common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of OH+R common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of such holder’s shares of OH+R common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of OH+R common stock” are to the record holder or holders of shares of OH+R common stock. Except as set forth herein, stockholders of OH+R will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of OH+R common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on October 19, 2005. The written demand for appraisal should specify the stockholder’s name and mailing address and that the stockholder is thereby demanding appraisal of such holder’s OH+R common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner. A person having a beneficial interest in OH+R common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to OH+R at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058, Attention: Corporate Secretary.

Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger, either OH+R or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on OH+R in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of OH+R to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that OH+R will file such a petition or that OH+R will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of OH+R common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from OH+R a statement setting forth the aggregate number of shares of OH+R common stock not voting in favor of the merger and with respect to which demands for appraisal were received by OH+R and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ written request has been received by OH+R or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of OH+R common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of OH+R common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger or which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for such holder’s attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such holder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such holder’s demand for appraisal and receive payment for such holder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to OH+R a written withdrawal of such holder’s demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of OH+R and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any OH+R stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights, you should consult with your legal counsel.

Deregistration of Our Common Stock

If the merger is completed, OH+R common stock will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of any OH+R option or the acquisition or disposition of OH+R shares other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular OH+R stockholders in light of their particular circumstances, including:

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are financial institutions or broker-dealers;

•	stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code;

•	stockholders who are subject to the federal alternative minimum tax;

•	stockholders who are partnerships;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

•	stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

The following summary also does not address holders of stock options. The following summary assumes that OH+R stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Common Stock

The conversion of OH+R common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash stockholders receive in the merger and (2) their adjusted tax basis in the common stock (which is usually a stockholder’s original cost for the stock). For this purpose, OH+R stockholders who acquired different blocks of OH+R shares at different times for different prices must calculate gain or loss separately for each identifiable block of OH+R shares surrendered in the exchange.

This gain or loss will generally be long-term if the holder has held OH+R common stock for more than one year as of the date of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years to the extent that such loss does not create or increase a corporate stockholder’s net operating loss in any carryback year, and any excess may be carried forward five years.

Backup Withholding

An OH+R stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s OH+R shares in the merger. The current backup withholding rate is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to an OH+R stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering a properly completed IRS Form W-8 BEN or W-8 IMY, respectively. Each OH+R stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to an OH+R stockholder under the backup withholding rules generally will be allowed as a credit against the OH+R stockholder’s United States federal income tax liability.

The foregoing discussion of the federal income tax consequences of the merger is for our stockholders’ general information only. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Matters

We do not believe that any regulatory filings or approvals must be made or obtained to complete the merger.

However, at any time before or after the completion of the merger, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about OH+R. Such information can be found elsewhere in this proxy statement and in the other public filings OH+R makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding share of OH+R common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive an amount in cash, without interest, based on the following formula applied at the closing. If the merger is completed, each share of OH+R common stock will be entitled to receive an amount of cash (without interest) equal to (x) $47,178,675 plus the aggregate exercise price of all vested OH+R stock options entitled to option consideration plus cash on hand as of closing (other than restricted cash and amounts distributable to our joint venture partners) minus all debt for borrowed money (other than capital leases) divided by (y) all shares of OH+R common stock outstanding as of the closing plus all shares of OH+R common stock issuable upon exercise of all vested OH+R stock options entitled to option consideration. If the merger had been completed as of the record date and assuming all outstanding OH+R stock options were vested, this formula would have resulted in the merger consideration being approximately $10.15 per share. Since some of the elements of the formula are variable and cannot be calculated until the closing, we cannot predict with certainty the amount of the merger consideration. However, we would expect it to range from $9.50 to $10.50 per share. The per share merger consideration was determined through arm’s-length negotiations between us and Concentra. Upon completion of the merger, no shares of OH+R common stock will remain outstanding, and all shares will automatically be canceled and will cease to exist.

Our obligation to complete the merger is conditioned upon, among other things, Concentra’s depositing with the paying agent cash in an amount that is sufficient to pay the aggregate merger consideration payable to the holders of our common stock and the aggregate option consideration payable to our holders of stock options. Concentra has represented to us that it has, and at the effective time of the merger that it will have, sufficient cash resources that will enable it to pay the aggregate merger consideration payable to the holders of our common stock and the aggregate option consideration payable to our holders of stock options. There is no financing condition to the merger.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, you will have the right to receive the per share merger consideration in cash, without interest. Prior to the effective time of the merger, Concentra will enter into an agreement with a bank or trust company to act as paying agent under the merger agreement. At the effective time of the merger (or shortly thereafter with respect to the merger consideration based on our cash on hand), Concentra will deposit, or cause to be deposited, with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of OH+R common stock and to pay the aggregate option consideration to the holders of OH+R stock options.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates (for certificated shares) in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (for certificated shares) for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the paying agent may require, the holder of such shares will be entitled to receive the merger consideration into which the number of such shares shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be cancelled.

In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, you will need to contact the paying agent for additional instructions, which may require you:

•	to make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by Concentra, to post a bond in such reasonable amount as Concentra may direct as indemnity against any claim that may be made with respect to that certificate against Concentra.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Two hundred seventy days after the effective time, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of OH+R stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of OH+R common stock will be issued in full satisfaction of all rights relating to the shares of OH+R common stock.

Effect on OH+R Stock Options

Each stock option to acquire OH+R common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be accelerated in accordance with the terms of our stock option plans and actions of our board of directors and cancelled except that stock options held by employees whose employment terminates prior to the effective time of the merger shall not be accelerated and stock options held by option holders that are subject to performance standards that have not been met shall be governed by their terms and will expire one day after the Special Meeting. In consideration of such cancellation, the paying agent will pay to the holder of each such canceled stock option, as soon as practicable after the effective time upon execution and delivery of an option surrender agreement, a cash payment equal to the product of (1) the excess (if any) of the per share merger consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, taking into account any acceleration provided for under the terms of our stock option plans and actions of our board of directors, less applicable withholding taxes. Promptly after the effective time of the merger, the paying agent will mail to each stock option holder a letter of transmittal, an option surrender agreement and instructions for use in cancellation of the option agreements in exchange for the option consideration. Upon execution and delivery of the option surrender agreement by an option holder to the paying agent, and such other customary documents as the paying agent may require, the paying agent shall pay such option holder the applicable option consideration due to such option holder, and the options will be cancelled.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Concentra and OH+R and specified in the certificate of merger.

The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, an indirect, wholly-owned subsidiary of Concentra and a party to the merger agreement, will merge with and into OH+R. OH+R will survive the merger as an indirect, wholly-owned Delaware subsidiary of Concentra.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company and the Subsidiaries” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure schedule that OH+R provided to Concentra in connection with the signing of the merger agreement. While OH+R does not believe that it contains information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in OH+R’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in OH+R’s public disclosures.

The merger agreement contains customary representations and warranties of OH+R as to, among other things:

•	our organization, good standing and corporate power;

•	our capitalization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement;

•	our SEC documents and undisclosed liabilities;

•	certain changes or events since March 31, 2005;

•	legal proceedings;

•	compliance with laws and permits;

•	information in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	real property;

•	title to properties;

•	intellectual property;

•	insurance;

•	controls and procedures; corporate governance;

•	healthcare regulatory matters;

•	indebtedness;

•	opinion of financial advisor;

•	brokers and other advisors; and

•	state takeover statutes.

In addition, the merger agreement contains representations and warranties by Concentra and Merger Sub as to:

•	organization, good standing and corporate power;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

•	information supplied in this proxy statement;

•	adequate capital resources to consummate the merger;

•	litigation; and

•	ownership of capital stock of OH+R.

The representations and warranties of OH+R, Concentra and Merger Sub will expire upon completion of the merger.

Covenants

Conduct of OH+R Business

We have agreed in the merger agreement that, except as permitted or contemplated by the merger agreement or required by law or otherwise consented to by Concentra in writing, we will carry on our business in the usual, regular and ordinary course, and use commercially reasonable efforts to preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Concentra’s prior written consent:

•	declare or pay any dividends on or make other distributions in respect of any of our capital stock or other equity securities, except that our subsidiaries may make distributions to their equity holders consistent with past practice;

•	split, combine or reclassify any of our capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other equity securities;

•	repurchase, redeem or otherwise acquire any shares of our capital stock;

•	issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of our capital stock or other equity securities or any voting debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities, voting debt, other voting securities or convertible securities;

•	amend our organizational documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•	sell, lease, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any of our material assets;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•	make any changes in our accounting methods that would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP;

•	enter into any agreement or arrangement with any of our respective affiliates;

•	make, change or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change in any material respect any of our methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of our federal income tax returns;

•	grant any increases in the compensation of any of our directors, officers or employees, except increases with respect to non-officer employees made in the ordinary course of business and in accordance with past practice, pay or agree to pay to any of our directors, officers or employees, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of our current employee benefit plans, enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee, become obligated under any new employee benefit plan, or grant any options or other awards under our stock option plans;

•	modify the terms of any existing debt or security, incur any debt or guarantee any such debt or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others or enter into any lease (whether operating or capital) or create any material mortgages, liens, security interests or other similar liens;

•	settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $25,000 individually or $50,000 in the aggregate;

•	write off any accounts or notes receivable or change any of our billing or collection policies, practices or procedures;

•	enter into any agreement, arrangement or commitment that limits or otherwise restricts us or our successors from engaging or competing in any line of business in which we are currently engaged or in any geographic area;

•	enter into any contracts outside the ordinary course of business or any other contracts involving aggregate annual payments in excess of $100,000;

•	incur capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

•	engage in or permit any transaction or act which, if it had been engaged in or permitted prior to the date of the merger agreement, would have rendered untrue in any material respect any of our representations and warranties contained in the merger agreement; or

•	agree in writing or otherwise to take any action inconsistent with any of the foregoing.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business by the Company Pending the Merger” in Annex A to this proxy statement.

No Solicitation of Transactions by OH+R

We have agreed, prior to the merger’s becoming effective or being terminated in accordance with the terms of the merger agreement, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not directly or indirectly:

•	solicit, initiate, encourage, facilitate or induce any inquiry with respect to any Acquisition Proposal (as defined below);

•	participate in any discussions or negotiations with any third party regarding, or furnish to any third party any non-public information with respect to, any Acquisition Proposal;

•	enter into any letter of intent, agreement, arrangement or understanding with respect to, or otherwise approve, endorse or recommend, any Acquisition Proposal; or

•	terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement;

and have agreed that:

•	our board of directors will not withhold, withdraw, amend or modify, or propose publicly to withdraw, amend or modify, in a manner adverse to Concentra, its recommendation that our stockholders adopt the merger agreement;

•	our board of directors will not approve, endorse or recommend any Acquisition Proposal; and

•	OH+R will not enter into any agreement, letter of intent or agreement in principle with respect to any Acquisition Proposal.

Notwithstanding these limitations:

•	if we receive a bona fide written Acquisition Proposal not solicited by OH+R in violation of the non-solicitation provisions of the merger agreement that our board of directors determines in good faith is reasonably likely to result in a Superior Offer (as defined below), then we may (but only prior to obtaining stockholder approval of the merger and after notifying Concentra of any such action we propose to take), in response to such Acquisition Proposal (1) enter into a confidentiality agreement with the person making such Acquisition Proposal, (2) furnish information to the person making such Acquisition Proposal, but only after such person enters into a confidentiality agreement with us and provided that concurrently with the delivery to such person, we deliver to Concentra all such information about us or our subsidiaries not previously provided to it, and (3) engage in negotiations with such person regarding such Acquisition Proposal;

•	our board of directors may withhold, withdraw, amend or modify its recommendation that our stockholders adopt the merger agreement, and our board of directors may terminate the merger agreement if Concentra does not make, within five business days after its receipt of a notice from OH+R of the Superior Offer, an offer that our board of directors shall have concluded in good faith (following consultation with our financial advisor and outside legal counsel) is at least as favorable from a financial point of view to our stockholders as the Superior Offer and is reasonably capable of being consummated; and

•	if the merger agreement is terminated under certain circumstances described below, OH+R would be required to pay a termination fee of $1,960,000 to Concentra and to reimburse certain expenses of Concentra not to exceed $250,000 as described below under “Fees and Expenses.”

Under the merger agreement, “Acquisition Proposal” means any inquiry, offer or proposal relating to any transaction or series of related transactions involving:

•	any purchase from OH+R or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 15% total outstanding voting securities of OH+R or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning 15% or more of the total outstanding voting securities of OH+R or any merger, consolidation, business combination or similar transaction involving OH+R;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of OH+R and our subsidiaries, taken as a whole; or

•	any liquidation or dissolution of OH+R or any of our subsidiaries.

Under the merger agreement, a “Superior Offer” means an unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of OH+R and our subsidiaries or substantially all of the total outstanding voting securities of OH+R made on terms that our board of directors has in good faith concluded (after consulting with our outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person, entity or Group making the offer, to be more favorable, from a financial point of view, to our stockholders (in their capacities as stockholders) than the terms of the merger and is reasonably capable of being consummated.

Stockholder Representative

Under the merger agreement, John C. Garbarino (and any successor appointed by him to act on his behalf or, if he has resigned, refused to serve, or become incapable of serving (whether due to death, disability or otherwise) or has not, in any such event, appointed a successor, any person we appoint who was one of our executive officer prior to the merger) is appointed, authorized and empowered to act as attorney-in-fact as the “Stockholder Representative” on behalf of the holders of our common stock and stock options in connection with, and to facilitate the consummation of the transactions contemplated by, the merger agreement, including all actions to be performed in the negotiation and calculation of the variables comprising the merger consideration. All actions taken by the Stockholder Representative shall conclusively bind our holders of common stock and stock options, and the other parties to the merger agreement are entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the Special Meeting;

•	recommendation by our board of directors that our stockholders adopt the merger agreement;

•	promptly seeking any regulatory approvals;

•	use of commercially reasonable efforts to consummate the merger;

•	public announcements;

•	access to information;

•	notification of breaches of representations and warranties, breaches of covenants and certain other matters;

•	indemnification and insurance;

•	termination of certain affiliate agreements;

•	obtaining payoff letters from various lenders;

•	repayment of our debt to CapitalSource Finance, LLC; and

•	certain employee matters.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	the merger and the merger agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of OH+R common stock;

•	all filings required to be made prior to the effective time with, and all consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby shall have been made or obtained;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any governmental entity having jurisdiction over any party to the merger agreement, and no other legal restraint or prohibition shall be in effect preventing or making illegal the consummation of the merger; and

•	a certificate of merger shall have been accepted for filing by the Delaware Secretary of State.

Concentra’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties must be true and correct in all material respects as of the date of the closing of the merger;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	we shall have received written evidence of the termination of various affiliate agreements identified by Concentra as not necessary or desirable for its operation of our business;

•	Concentra (or its affiliates) shall have entered into employment, consulting and non-competition agreements with various of our officers (the relevant agreements were, in fact, entered into on August 8, 2005 to be effective upon the merger);

•	Concentra shall have received a certification from us meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) and dated within 30 days prior to the closing date to the effect that our common stock and stock options do not constitute a U.S. real property interest as we are not and have not been during the previous five years a U.S. real property holding corporation; and

•	we shall have consummated the purchase of the minority interest in our subsidiary, OHR-SSM, LLC from the other member thereof, with the purchase price therefor being no more than $300,000 (payable fully in cash) and with our owning 100% of the outstanding membership interests in OHR-SSM, LLC after such purchase.

Our obligation to complete the merger is also subject to the following conditions:

•	Concentra’s and Merger Sub’s representations and warranties must be true and correct in all material respects as of the date of the closing of the merger;

•	Concentra and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement; and

•	Concentra shall have advanced to us (immediately prior to the effective time) funds in an amount not to exceed $300,000 in cash to effectuate our purchase of the membership interest of the other member of our subsidiary, OHR-SSM, LLC.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to closing:

•	by mutual written consent of Concentra and OH+R;

•	by either Concentra or OH+R if:

•	any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction or other action shall have become final and nonappealable;

•	the approval of OH+R’s stockholders of the merger agreement and the merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof; or

•	the merger shall not have been consummated by March 31, 2006 or such other date as OH+R and Concentra shall agree; provided that the right to so terminate shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date;

by Concentra if:

•	we fail to comply in any respect with our non-solicitation covenants or in any material respect with any of the other covenants or agreements contained in the merger agreement to be complied with or performed by us at or prior to such date of termination, subject to our ability to cure such breach in certain circumstances;

•	any of our representations or warranties in the merger agreement are not true and correct in all material respects, subject to specified materiality thresholds and ability to cure such breach; or

•	our board of directors fails to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three business days, after Concentra’s request for such reaffirmation, of the merger or shall have resolved not to reaffirm the merger, or our board of directors fails to include in this proxy statement its recommendation, without modification or qualification, that OH+R’s stockholders approve and adopt the merger agreement and approve the merger, or our board of directors withholds, withdraws, amends or modifies, or proposes publicly to withdraw, amend or modify, in a manner adverse to Concentra, the recommendation of our board of directors to our stockholders that they approve and adopt the merger agreement and approve the merger, or our board of directors changes its recommendation in favor of the merger, or our board of directors, within ten business days after commencement of any tender or exchange offer for any shares of OH+R common stock, fails to recommend against acceptance of such tender or exchange offer by our stockholders or takes no position with respect to the acceptance of such tender or exchange offer by our stockholders;

by us if:

•	Concentra fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by Concentra at or prior to such date of termination, subject to its ability to cure such breach in certain circumstances;

•	any of Concentra’s representations or warranties in the merger agreement are not true and correct in all material respects, subject to specified materiality thresholds and ability to cure such breach; or

•

our board of directors has changed its recommendation in favor of the merger in order to approve and permit OH+R to accept a Superior Offer; provided we are not then in breach of our non-solicitation covenants, Concentra does not make, within five business days after receipt of our written notice, an offer that our board of directors has concluded in good faith (following consultation with its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to our stockholders as such Superior Offer, our board of directors authorizes us, subject to complying with the terms of our non-solicitation covenants, to enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and we notify Concentra in writing that we intend to enter into such an agreement, attaching the most current version of such agreement to such notice and have tendered a termination fee and expense reimbursement to Concentra as required in the merger agreement and as described below.

Fees and Expenses

Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses.

However, we must reimburse Concentra for reasonable out-of-pocket expenses incurred by it in connection with or related to the merger agreement and related transactions, in an amount not to exceed $250,000, and pay to Concentra a termination fee equal to $1,960,000 if the merger agreement is terminated under any of the following circumstances:

•	we or Concentra terminates the merger agreement due to the failure of our stockholders to approve the merger agreement and the merger or we or Concentra terminates the merger agreement because the merger is not consummated by March 31, 2006 or such other date as we and Concentra have agreed to in writing and, in either case, prior to such termination, there has been submitted to our board of directors or stockholders or publicly announced an Acquisition Proposal (other than the merger) and, within one year of such termination, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement) is consummated or we shall enter into an agreement with respect to an Acquisition Proposal or recommend approval of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement), which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs within such one year period), with the termination fee and expense reimbursement due upon consummation of such Acquisition Proposal; or

•	if Concentra terminates the merger agreement due to our board’s failure to recommend or reaffirm its recommendation in favor of the merger or its change of recommendation as more fully described above, with the expense reimbursement due upon termination and the termination fee due upon termination except that, at our election, we may issue a promissory note in lieu of paying the fee in cash, which promissory note is due and payable three years from issuance (or earlier upon the closing of an Acquisition Proposal); or

•	if we terminate the merger agreement pursuant to our board’s change of recommendation in order to approve and permit us to accept a Superior Offer, with the expense reimbursement due upon termination and the termination fee due upon termination except that, at our election, we may issue a promissory note in lieu of paying the fee in cash, which promissory note is due and payable three years from issuance (or earlier upon the closing of an Acquisition Proposal).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the ownership of our common stock as of September 16, 2005 by the following and assumes the vesting of all outstanding stock options held by such beneficial owners:

•	each director;

•	our Chief Executive Officer and our other executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Except as indicated by footnote, and subject to community property laws where applicable, we believe that the persons named in the table have sole voting and investment power with respect to the common stock indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Total Voting Power
Cahill, Warnock Strategic Partners Fund, L.P. (1) (2) One South Street, Suite 2150 Baltimore, MD 21202	770,871	24.8%

Venrock Entities (1) (3) 30 Rockefeller Plaza, Room 5508 New York, NY 10112	269,123	8.6%

Bank of America Corporation (1) (4) 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	229,159	7.4%

Pantheon Global PCC Limited (5) Transamerica Center 600 Montgomery Street, 23rd Floor San Francisco, CA 94111	196,775	6.3%

The Venture Capital Fund of New England III, L.P. (1) (6) 30 Washington Street Wellesley Hills, MA 02481	191,319	6.1%

Asset Management Associates 1989, L.P. (1) (7) 480 Cowper Street, 2nd Floor Palo Alto, CA 94301	184,954	5.9%

John C. Garbarino (1) (8) 175 Derby Street, Suite 36 Hingham, MA 02043	389,907	11.1%

Lynne M. Rosen (1) (9)	166,441	5.1%

H. Nicholas Kirby (10)	100,492	3.1%

Keith G. Frey (11)	100,000	3.1%

William B. Patterson, MD, MPH (12)	81,800	2.6%

Edward L. Cahill (13)	33,200	1.1%

Kevin J. Dougherty (14)	33,200	1.1%

Angus M. Duthie (15)	59,880	1.9%

Steven W. Garfinkle (16)	50,000	1.6%

Donald W. Hughes (17)	31,200	1.0%

Frank H. Leone (18)	50,000	1.6%

All directors and executive officers as a group (11 persons) (19)	1,096,120	26.0%

(1)	Each of the stockholders who is a party to a certain Amended and Restated Stockholders’ Agreement dated as of March 24, 2003, by and among the Company and certain of its stockholders (the “Stockholders’ Agreement”) may be deemed to share voting power with respect to, and therefore may be deemed to beneficially own, all of the shares of the Common Stock subject to the Stockholders’ Agreement. Such stockholders disclaim such beneficial ownership.
(2)	Edward L. Cahill and Donald W. Hughes, directors of the Company, are General Partners of Cahill, Warnock Strategic Partners, L.P., the General Partner of Cahill, Warnock Strategic Partners Fund, L.P. David L. Warnock is also a General Partner of Cahill, Warnock Strategic Partners, L.P. The General Partners of Cahill, Warnock Strategic Partners, L.P. share voting and investment power with respect to the shares held by Cahill, Warnock Strategic Partners Fund, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of Cahill, Warnock Strategic Partners, L.P. disclaims beneficial ownership of the shares held by Cahill, Warnock Strategic Partners Fund, L.P.
(3)	Consists of 130,861 shares of Common Stock held by Venrock Associates and 138,262 shares of Common Stock held by Venrock Associates II, L.P. Michael C. Brooks, Eric S. Copeland, Anthony B. Evnin, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun, and Michael F. Tyrell are General Partners of Venrock Associates and of Venrock Associates II, L.P. The General Partners of Venrock Associates and of Venrock Associates II, L.P. share voting and investment power with respect to the shares held by Venrock Associates and by Venrock Associates II, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of Venrock Associates and Venrock Associates II, L.P. disclaims beneficial ownership of the shares held by Venrock Associates and Venrock Associates II, L.P.
(4)	Consists of 115,636 shares of Common Stock reported as beneficially owned in Schedule 13G dated August 10, 2004 as filed with the SEC by Bank of America Corporation and its affiliates on behalf of its subsidiary, BancBoston Ventures Inc., and 113,523 shares of Common Stock held in the name of BancBoston Ventures Inc.
(5)	Reported as beneficially owned in Schedule 13G dated July 10, 2000 as filed with the SEC to report shares held by Pantheon Global PCC Limited for its own account for the benefit of its shareholders, Pantheon Global Secondary Fund, L.P., Pantheon Global Secondary Fund, Ltd. and Pantheon International Participations, PLC.
(6)	Kevin J. Dougherty, a director of the Company, is a General Partner of FH&Co. III, L.P., the General Partner of The Venture Capital Fund of New England III, L.P. Richard A. Farrell, Harry J. Healer, Jr. and William C. Mills III are also General Partners of FH&Co. III, L.P. The General Partners of FH&Co. III, L.P. share voting and investment power with respect to the shares held by The Venture Capital Fund of New England III, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of FH&Co. III, L.P. disclaims beneficial ownership of the shares held by The Venture Capital Fund of New England III, L.P.
(7)	Craig C. Taylor, Franklin P. Johnson Jr., John F. Shoch and W. Ferrell Sanders are General Partners of AMC Partners 89, L.P., the General Partner of Asset Management Associates 1989, L.P. The General Partners of AMC Partners 89, L.P. share voting and investment power with respect to the shares held by Asset Management Associates 1989, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of AMC Partners 89, L.P. disclaims beneficial ownership of the shares held by Asset Management Associates 1989, L.P. except to the extent of any pecuniary interest therein.
(8)	Includes 317,838 shares of Common Stock issuable upon the exercise of options.
(9)	Includes 143,660 shares of Common Stock issuable upon the exercise of options.
(10)	Includes 88,992 shares of Common Stock issuable upon the exercise of options.
(11)	Consists entirely of Common Stock issuable upon the exercise of options.
(12)	Includes 77,500 shares of Common Stock issuable upon the exercise of options, of which 36,750 shares are issuable to a third party under a qualified domestic relations order.
(13)

Consists entirely of shares of Common Stock issuable upon the exercise of options. Does not include 770,871 shares of Common Stock held by Cahill, Warnock Strategic Partners Fund, L.P. (see Note 2) and 42,713 shares of Common Stock held by Strategic Associates, L.P. Mr. Cahill is a General Partner of Cahill, Warnock Strategic Partners, L.P., the General Partner of each of Cahill, Warnock Strategic Partners

Fund, L.P. and of Strategic Associates, L.P. Mr. Cahill disclaims any beneficial ownership of the shares held by Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P.
(14)	Consists entirely of shares of Common Stock issuable upon the exercise of options. Mr. Dougherty disclaims any beneficial ownership in the shares held by The Venture Capital Fund of New England III, L.P. See Note 6.
(15)	Includes 32,200 shares of Common Stock issuable upon the exercise of options.
(16)	Consists entirely of shares of Common Stock issuable upon the exercise of options.
(17)	Consists entirely of shares of Common Stock issuable upon the exercise of options. Does not include 770,871 shares of Common Stock held by Cahill, Warnock Strategic Partners Fund, L.P. (see Note 2) and 42,713 shares of Common Stock held by Strategic Associates, L.P. Mr. Hughes is a General Partner of Cahill, Warnock Strategic Partners, L.P., the General Partner of each of Cahill, Warnock Strategic Partners Fund, L.P. and of Strategic Associates, L.P. Mr. Hughes disclaims any beneficial ownership of the shares held by Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P.
(18)	Consists entirely of shares of Common Stock issuable upon the exercise of options.
(19)	Includes an aggregate of 964,790 shares of Common Stock issuable upon the exercise of options. Does not include an aggregate of 1,004,903 shares of Common Stock with respect to which certain directors disclaim beneficial ownership. See Notes 2, 6, 13, 14 and 17.

In addition, as described above under “The Merger—Interests of Our Directors and Executive Officers in the Merger,” immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other then-current employees, will immediately vest and become exercisable, except that stock options held by employees whose employment terminates prior to the effective time of the merger shall not be accelerated and stock options held by option holders that are subject to performance standards that have not been met shall be governed by their terms and terminate one day after the Special Meeting. All eligible stock options will be automatically converted into an amount in cash equal to, for each share of common stock of OH+R underlying such option, the excess (if any) of the per share merger consideration over the exercise price per share of such option.

MARKET FOR OUR COMMON STOCK; DIVIDEND DATA

Our common stock is traded on the OTC Bulletin Board under the symbol OHRI. The following table sets forth the high and low bid quotations for our common stock as reported by the OTC Bulletin Board during the periods shown below.

	High	Low
Quarter ended March 31, 2003	$1.60	$1.30
Quarter ended June 30, 2003	1.85	0.73
Quarter ended September 30, 2003	1.35	1.25
Quarter ended December 31, 2003	1.90	1.25
Quarter ended March 31, 2004	2.80	1.25
Quarter ended June 30, 2004	2.25	1.40
Quarter ended September 30, 2004	2.60	1.55
Quarter ended December 31, 2004	4.40	1.90
Quarter ended March 31, 2005	8.00	3.50
Quarter ended June 30, 2005	8.00	3.75

The foregoing represent inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of September 16, 2005, our common stock was held by 74 stockholders of record and approximately 350 beneficial stockholders whose shares were held in “street” name.

We have never paid any cash dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of our board of directors and will depend, among other things, upon our earnings capital requirements, and financial condition. We are subject to a covenant with one of our lenders that prohibits the payment of dividends.

Our transfer agent and registrar is American Stock Transfer & Trust Company.

The high and low bid quotations per share for OH+R common stock on the OTC Bulletin Board on September 16, 2005, the latest practicable trading day before the filing of this proxy statement, were $9.65 and $9.63, respectively.

Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies’ discretionary authority to vote the same in accordance with their discretion.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2005 (the “2005 Annual Meeting”) only if the merger is not completed. Stockholder proposals submitted for inclusion in the proxy materials for the 2005 Annual Meeting must have been received by us no later than January 21, 2005 or if the date of the 2005 Annual Meeting is changed by more than 30 days from the date of the 2004 Annual Meeting, they must be received a reasonable time before the printing of the proxy materials for the 2005 Annual Meeting. Any proposals must comply with the requirements of the SEC’s Rule 14a-8 under the Exchange Act.

Any of our stockholders of record may nominate candidates for election to our board of directors or present other business at an annual meeting if a timely written notice is delivered to our corporate Secretary at our principal executive offices. To be timely, the notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the 2004 Annual Meeting. However, if the date of the 2005 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered not less than 60 days nor more than 90 days prior to the 2005 Annual Meeting, or no later than the tenth day after public announcement of the date of the 2005 Annual Meeting is first made. Such written notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder and such beneficial owner and (b) the class and number of shares that are held of record by such stockholder and owned beneficially by such beneficial owner.

Proposals should be addressed to Occupational Health + Rehabilitation Inc, 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058, Attention: Corporate Secretary.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Concentra has supplied all information contained in this proxy statement relating to Concentra and Merger Sub, and we have supplied all information relating to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 20, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CONCENTRA OPERATING CORPORATION,

BRADY ACQUISITION CORP.

and

OCCUPATIONAL HEALTH + REHABILITATION INC

Dated as of August 8, 2005

EXHIBITS:

Exhibit A	Option Surrender Agreement
Exhibit B	Form of Promissory Note

DISCLOSURE SCHEDULES:

Company Disclosure Schedule:

Schedule 3.1(a)	Organization, Good Standing, Etc.
Schedule 3.1(b)	Capital Structure
Schedule 3.1(c)	Authority; No Violations; Consents and Approvals
Schedule 3.1(f)	Absence of Certain Changes or Events
Schedule 3.1(g)	No Undisclosed Material Liabilities
Schedule 3.1(h)	No Default
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Taxes
Schedule 3.1(l)	Employee Benefit Plans; ERISA
Schedule 3.1(m)	Labor Matters
Schedule 3.1(n)	Property
Schedule 3.1(o)	Environmental Matters
Schedule 3.1(p)	Insurance
Schedule 3.1(t)	Controls and Procedures; Corporate Governance
Schedule 3.1(v)	Certain Contracts and Arrangements
Schedule 3.1(w)	Certain Representations With Respect to the Business
Schedule 3.1(y)	Indebtedness; Capital Leases
Schedule 3.1(z)	Employee Payments

Schedules to the Merger Agreement:

Schedule 4.1	Permitted Activities
Schedule 5.11	Affiliate Agreements
Schedule 6.2(e)	Executive Agreements
Schedule 8.4	Knowledge Parties

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	4.2	(g)
Additional Merger Consideration	2.1	(d)(ii)
Affiliate	4.1	(i)
Affiliate Agreements	5.11
Agreement	Preamble
Applicable Laws	3.1	(e)
Baystate	3.1	(a)(i)
Business Day	1.2
Bylaws	1.4
Capital Lease	2.1	(b)(iii)
Capital Source Agreement	4.1	(m)
Cash on Hand	2.1	(b)(iv)
Certificate	2.4	(b)(i)(A)
Certificate of Merger	1.1
Certification	2.1	(d)(ii)
Change of Recommendation	4.2	(d)
Charter Documents	3.1	(a)(ii)
Closing	1.2
Closing Date	1.2
CMOH	3.1	(a)(i)
COBRA	3.1	(l)(ix)
Code	3.1	(k)(iv)
Company	Preamble
Company Charter	1.4
Company Common Stock	2.1
Company Contracts	3.1	(v)(i)
Company Disclosure Schedule	3.1
Company Employee Benefit Plan	3.1	(l)(i)
Company Employee Pension Benefit Plan	3.1	(l)(i)
Company Employee Welfare Benefit Plan	3.1	(l)(i)
Company ERISA Affiliates	3.1	(l)(i)
Company Intangible Property	3.1	(n)(i)
Company Litigation	3.1	(j)
Company Material Adverse Effect	3.1	(c)(ii)
Company Order	3.1	(j)
Company Permits	3.1	(i)
Company Preferred Stock	3.1	(b)
Company SEC Documents	3.1	(d)(i)
Company Stock Option	2.2
Company Stock Plans	2.2
Confidentiality Agreement	5.2
Debt	2.1	(b)(ii)
DGCL	1.1
Dissenting Shares	2.3
D&O Insurance	5.14	(c)
Effective Time	1.1
Employee Payments	3.1	(z)
Environmental Laws	3.1	(o)(A)
ERISA	3.1	(l)(xv)

Definition	Section
Exchange Act	3.1	(c)(iii)
Expense Reimbursement	7.2	(b)
Facility	3.1	(w)(i)(A)
Filings	3.1	(w)(i)(A)
Financial Advisor	3.1	(x)
GAAP	3.1	(d)(i)
Governmental Entity	3.1	(c)(iii)
Group	4.2	(g)
Hazardous Materials	3.1	(o)(B)
Health Care Programs	3.1	(w)(vii)(C)
HIPAA	3.1	(l)(xvi)
Indemnitees	5.14	(a)
Independent Accountant	2.1	(d)(i)
Initial Merger Consideration	2.1	(d)(i)
Injunction	6.1	(c)
IRS	3.1	(k)(ii)
Kent	3.1	(a)(i)
knowledge	8.4
Knowledge	8.4
Letter of Transmittal	2.4	(b)(i)(A)
Liens	3.1	(b)
Maximum Premium	5.14	(c)
Merger	Recitals
Merger Consideration	2.1	(b)(i)
Merger Sub	Preamble
Objection Notice	2.1	(d)(ii)
OHR/MMC	3.1	(a)(i)
OHR-SSM	3.1	(a)(i)
Option Consideration	2.2
Option Surrender Agreement	2.4	(b)(i)(B)
Parent	Preamble
Parent Litigation	3.2	(d)
Paying Agent	2.4	(a)
Payment	3.1	(w)(vii)(D)
Payment Fund	2.4	(a)
Person	2.4	(e)
Proxy Statement	3.1	(c)(iii)
Qualified Company Employee Benefit Plan	3.1	(l)(iii)
Release	3.1	(o)(C)
Remedial Action	3.1	(o)(D)
Sarbanes-Oxley Act	3.1	(d)(iii)
SEC	3.1	(c)(iii)
Securities Act	3.1	(d)(i)
Stark Act	3.1	(w)(vii)(A)
State Health Care Program	3.1	(w)(vii)(C)
Stockholder Representative	5.18
Stockholders Meeting	5.3
subsidiary	3.1	(a)(i)
Subsidiary	3.1	(a)(i)
Superior Offer	4.2	(g)
Surviving Corporation	1.3

Definition	Section
Tax	3.1	(k)
Taxes	3.1	(k)
Tax Return	3.1	(k)
Termination Date	7.1	(c)
Termination Fee	7.2	(b)
Transaction Documents	3.1	(c)(i)
Voting Debt	3.1	(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2005 (this “Agreement”), among Concentra Operating Corporation, a Nevada corporation (“Parent”), Brady Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Occupational Health + Rehabilitation Inc, a Delaware corporation (the “Company”).

WHEREAS, the Company and Parent have determined to engage in a business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). As a part of the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger, in a form and substance reasonably acceptable to Parent and the Company and meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other and further actions as may be required by any Applicable Law (as hereinafter defined) to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of Delaware in accordance with the DGCL or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:30 a.m., Dallas, Texas time, on the date that is the last day of the calendar month in which the Stockholders Meeting (as defined herein) is held, unless the parties hereto agree in writing for the Closing to take place on another date. The Closing shall take place after the satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by Applicable Law (as hereinafter defined)) waived on the Closing Date) and shall occur at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, “Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the State of New York generally are closed for business, other than the retail depository business.

1.3 Effect of the Merger. At the Effective Time: (a) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company is sometimes referred to herein as the “Surviving Corporation”); and (b) the name of the Surviving Corporation shall be “Occupational Health + Rehabilitation Inc”. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective time, the Certificate of Incorporation of the Company (the “Company Charter”) and Bylaws of the Company (the “Bylaws”) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended in accordance with their respective terms and Applicable Law.

1.5 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), or capital stock of Merger Sub, the following shall occur:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the indirect holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Capital Stock of the Company. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock cancelled pursuant to the penultimate sentence of this Section 2.1(b) and Dissenting Shares (as defined in Section 2.3)) shall be converted into the right to receive the Merger Consideration (as hereinafter defined). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.4, without interest. All shares of Company Common Stock held by the Company as treasury shares or by any of the Subsidiaries shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor. For purposes of this Agreement,

(i) “Merger Consideration” shall be equal to the quotient (rounded to the fifth decimal place) obtained by dividing

(A) an amount equal to

(1) $47,178,675, plus

(2) an amount equal to the aggregate exercise price of all Company Stock Options outstanding as of the Closing to the extent that they both (i) have become vested and exercisable in accordance with their terms at the time of the Closing (including Company Stock Options that vest and become exercisable as a result of the Merger) and (ii) are entitled to receive the Option Consideration pursuant to Section 2.2 hereof, plus

(3) Cash on Hand (as calculated in accordance with Section 2.1(d), but in no event more than $2,000,000), less

(4) the amount required to repay all Debt, excluding Capital Leases, that is outstanding immediately prior to the Closing by

(B) an amount equal to

(1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus

(2) the number of shares of Company Common Stock issuable upon exercise of the Company Stock Options described in clause (A)(2) above,

(ii) “Debt” means, without duplication, the aggregate amount of (a) all indebtedness of the Company or any of the Subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities or similar instruments for borrowed money, (b) all deferred indebtedness of the Company or any of the Subsidiaries for the payment of the purchase price of property or assets, (c) all obligations of the Company or any of the Subsidiaries to pay rent or other payment amounts under a lease of real or personal property that is classified as a Capital Lease, (d) all conditional sale obligations of and all obligations under any title retention agreements of the Company or any of the Subsidiaries, (e) any outstanding reimbursement obligation of the Company or any of the Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any of the Subsidiaries pursuant to which the applicable bank or similar entity has paid obligations for which the Company or any of the Subsidiaries is required to repay, (f) any payment obligation of the Company or any of the Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (g) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or any of the Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (h) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of the Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company or any of the Subsidiaries, (i) all other short-term and long-term liabilities of the Company or any of the Subsidiaries for borrowed money and (j) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by the Transaction Documents.

(iii) “Capital Lease” means any obligation of the Company or any of the Subsidiaries to pay rent or any payment amounts under a lease of real or personal property that is required to be classified as a capital lease on a balance sheet prepared in accordance with GAAP (as hereinafter defined).

(iv) “Cash on Hand” means all cash and cash equivalents of the Company determined on a consolidated basis in accordance with GAAP (including the consideration of all offsets and disbursements as set forth therein) immediately prior to the Closing, and excluding (A) any amounts that would be accrued on the basis of GAAP with respect to future estimated distributions, as of the Effective Time, or are reserved, accrued or otherwise allocable, as of the Effective Time, to the equity holders of the Subsidiaries (other than the Company), but in any event only in accordance with the percentages and to the Persons set forth on Schedule 3.1(a) or Schedule 3.1(b) of the Company Disclosure Schedule, (B) any restricted balances, (C) any amounts held in escrow for any reason, (D) the insurance or other proceeds of any casualty loss with respect to any asset of the Company or any of the Subsidiaries, and (E) any proceeds of any indemnification settlements.

(c) Impact of Stock Splits, etc. In the event of any change in the Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock as provided in this Agreement shall be appropriately adjusted to reflect such change.

(d) Certain Calculations.

(i) Prior to the Effective Time, Parent and the Company shall calculate the amount of the Merger Consideration, including, without limitation, the amount of Debt to be reflected in such determination, but excluding the amount of Cash on Hand (the “Initial Merger Consideration”). If Parent and the Company cannot agree upon the amount of the Initial Merger Consideration on or prior to the Effective Time, then the final Initial Merger Consideration shall be determined by PricewaterhouseCoopers LLP or, if the parties otherwise mutually agree in writing, any other “big four” national accounting firm or Grant Thornton LLP (the “Independent Accountant”). The Independent Accountant’s determination of the final Initial Merger Consideration shall be made within five Business Days of the submission of the dispute to the Independent Accountant and shall be final and binding for all purposes of this Agreement.

(ii) Within five Business Days after the Effective Time, the Stockholder Representative shall deliver to Parent a written certification (the “Certification”) setting forth the amount of Cash on Hand that existed as of 11:59 p.m. on the day immediately prior to the Effective Time and such Certification shall also include a good faith detailed calculation of such Cash on Hand amount and any other supporting documentation. Parent shall have five Business Days from the date of Parent’s receipt of the Certification to review such Certification. If Parent does not object in a written notice to the Stockholder Representative (the “Objection Notice”) within such five Business Day time period (such Objection Notice to also set forth Parent’s good faith calculation of the amount of the Cash on Hand that existed as of 11:59 p.m. on the day immediately prior to the Effective Time and any other supporting documentation), the amount of the Cash on Hand set forth in the Certification shall be final and binding for all purposes of this Agreement. The Stockholder Representative and Parent shall cooperate in good faith to resolve any objection to the amount of the Cash on Hand set forth in the Certification. If the Stockholder Representative and Parent resolve such objection to their mutual satisfaction in writing, the final amount of the Cash on Hand shall be as agreed to in writing by the Stockholder Representative and Parent in connection with such resolution. If, by the fifteenth Business Day after the Effective Time, the final amount of Cash on Hand has not been agreed to by the Stockholder Representative and Parent, then the final amount of Cash on Hand shall be determined by the Independent Accountant. The Independent Accountant’s determination of the amount of Cash on Hand shall be made within ten Business Days of the submission of the dispute to the Independent Accountant and shall be final and binding for all purposes of this Agreement. The final amount of the Cash on Hand shall be the “Additional Merger Consideration.”

2.2 Treatment of Company Stock Options. Prior to the Effective Time, the Company shall take such action as may be necessary to cause each option for the purchase of Company Common Stock (a “Company Stock Option”) then outstanding, whether or not exercisable, under each of the Company’s 1993 Stock Plan, the Company’s 1996 Stock Plan or the Company’s 1998 Stock Plan (together, the “Company Stock Plans”), to become (if not then fully exercisable) fully exercisable, except for Company Stock Options held by employees who have been terminated prior to the Effective Time or by holders who have failed to achieve performance standards necessary for the vesting of such Company Stock Options, and each such Company Stock Option that is vested and exercisable shall thereafter represent the right to receive, for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the difference between (i) the Merger Consideration payable in respect of a share of Company Common Stock and (ii) the per share exercise price of such Company Stock Option, but only to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the “Option Consideration”). The parties agree that the cancellation of the Company Stock Options in exchange for the right to receive the Option Consideration pursuant to Section 2.2 and Section 2.4 is a transaction properly allocable to the portion of the Company’s day occurring after the Closing pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and, consequently, shall be treated for Tax purposes as occurring at the beginning of the day following the Closing and any deductions resulting therefrom are properly reportable on Parent’s consolidated federal income tax return (and any applicable state or local income tax returns). The parties shall, and shall cause their respective Affiliates to, report consistently with the foregoing for all Tax purposes

2.3 Dissenting Stockholders. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.4 of the Certificate (as hereinafter defined) representing such shares of Company Common Stock. The Company shall give Parent (a) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or attempted withdrawals of such demands received by the Company and (b) the right to participate in all negotiations and proceedings with respect to any such demands or notices.

2.4 Payment for Securities.

(a) Paying Agent. Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.2 (the “Payment Fund”). The portion of the Payment Fund composed of the Initial Merger Consideration shall be deposited with the Paying Agent on the Closing Date. The portion of the Payment Fund composed of the Additional Merger Consideration shall be deposited with the Paying Agent within one Business Day following the determination of the final Cash on Hand pursuant to Section 2.1(d)(ii). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 and the Option Consideration payable pursuant to Section 2.2, in each case, out of the Payment Fund. The Payment Fund shall not be used for any other purpose; provided, the Paying Agent shall invest any cash included in the Payment Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to, and shall at all times be the property of, Parent. Parent shall pay all fees and expenses of the Paying Agent.

(b) Payment Procedures.

(i) As soon as reasonably practicable after Parent’s deposit of the Additional Merger Consideration portion of the Payment Fund pursuant to Section 2.4(a) hereof, the Paying Agent shall deliver:

(A) to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (each, a “Certificate”), which holder’s shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (x) a customary form of letter of transmittal (the “Letter of Transmittal”), reasonably acceptable to Parent and the Company, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration; and

(B) to each holder of an outstanding Company Stock Option entitled to receive the Option Consideration: (x) an option surrender agreement (an “Option Surrender Agreement”) that shall be in substantially the form attached hereto as Exhibit A; and (y) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.

(ii) Upon surrender of a Certificate for cancellation to the Paying Agent, together with the Letter of Transmittal, duly executed, or an “agent’s message” in the case of a book entry transfer, and any other documents reasonably required by Parent or the Paying Agent, (A) the holder of a Certificate shall be entitled to receive in exchange therefor an amount equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by the surrendered Certificate, and (B) the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of Merger Consideration as contemplated by Section 2.1. In no event shall the holder of any such surrendered Certificate be entitled to receive any interest on any cash to be received in the Merger.

(iii) Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by Parent or the Paying Agent, (A) the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive pursuant to the provisions of Section 2.2, and (B) the Company Stock Option so surrendered shall be canceled. Until surrendered in accordance with the provisions of this Section 2.4, each outstanding Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration. In no event shall the holder of any Company Stock Option be entitled to receive any interest on any cash to be received in the Merger.

(c) Termination of Rights.

(i) All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take all action necessary (including causing the board of directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plans) to ensure that, following the Effective Time, no participant in any Company Stock Plan or any other plans, programs or arrangements shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any affiliate thereof.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former stockholders or optionholders of the Company for 270 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, upon demand, and any stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, the Paying Agent or any other natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Entity (as hereinafter defined) (a “Person”), shall be liable to any former holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of any Company Common Stock or Company Stock Options after a period of three years following the Effective Time (or such earlier date immediately prior to the time of which such amounts would otherwise escheat or become the property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate pursuant to the provisions of this Article II.

2.5 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effect the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Merger Sub and the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company and the Subsidiaries. The Company represents and warrants to Parent and Merger Sub as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Schedule”) (with each reference to such disclosure schedule qualifying the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

(a) Organization, Good Standing, Etc.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of CM Occupational Health, Limited Liability Company (“CMOH”) and OHR/MMC, Limited Liability Company (“OHR/MMC”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maine. Kent/OH+R, LLC (“Kent”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Rhode Island. OHR/Baystate, LLC (“Baystate”) is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. OHR-SSM, LLC (“OHR-SSM” and, together with CMOH, OHR/MMC, Kent and Baystate, the “Subsidiaries” and each, a “Subsidiary”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. The Subsidiaries are the only direct or indirect subsidiaries of the Company. As used in this Agreement, the word “subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (1) such party or any other subsidiary of such party is a general partner, or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of the subsidiaries, or by such party and any one or more of the subsidiaries. Other than the Subsidiaries, none of the Company or any of the Subsidiaries owns any capital stock of, or other equity interest in, any other Person, except as set forth on Schedule 3.1(a) of the Company Disclosure Schedule. Set forth on Schedule 3.1(a) of the Company Disclosure Schedule is (i) a list of all other Persons that have any ownership interest in any of the Subsidiaries, and (ii) a list of all required distributions relating to any of the Subsidiaries (including the amounts and due dates of each such distribution) to be made to any other Person that has any ownership interest in any of the Subsidiaries.

(ii) Each of the Company and the Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction listed on Schedule 3.1(a) of the Company Disclosure Schedule, which jurisdictions represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than such jurisdictions where the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has delivered to Parent or its representatives true, correct and complete copies of the organizational and other governing documents (the “Charter Documents”) of the Company (including the Company Charter and the Bylaws) and each of the Subsidiaries, as in effect as the date of this Agreement. None of the Company or any of the Subsidiaries is in violation of any provision of its respective Charter Documents.

(b) Capital Structure. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on the date hereof: (1) 3,112,932 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred stock were issued and outstanding; (2) 1,530,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 1,351,259 shares of Company Common Stock were subject to issuance upon exercise of options or awards granted to officers, directors or employees of the Company and the Subsidiaries; and (3) no Voting Debt (as defined below) was issued or outstanding. The term “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders or other securityholders of the Company or any of the Subsidiaries may vote. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not entitled to preemptive rights. Schedule 3.1(b) of the Company Disclosure Schedule sets forth the authorized and issued or outstanding capital stock and other equity securities of each of the Subsidiaries (and the record holder thereof), and all of such capital stock or other equity securities of each of the Subsidiaries are validly issued, fully paid and nonassessable and are not entitled to preemptive rights. Schedule 3.1(b) of the Company Disclosure Schedule sets forth any liens, pledges, charges, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal or offer, or other burdens or options of any kind (collectively, “Liens”) applicable to the Company’s interest in the equity securities of the Subsidiaries. Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company, any of the Subsidiaries or any other person any capital stock or other equity securities of the Company or any of the Subsidiaries, or securities convertible into or exchangeable for capital stock or other equity securities of the Company or any of the Subsidiaries. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any of the Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of the Company or any of the Subsidiaries, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any of the Subsidiaries is a party or by which any of them are bound in any case obligating the Company or any of the Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock, Voting Debt or other voting securities of the Company or of any of the Subsidiaries, or obligating the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the equity securities of any of the Subsidiaries. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of the Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of the Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and any other documents or agreements contemplated hereby (together with this Agreement, the “Transaction Documents”) to which it is a party and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company Charter and the Bylaws, to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company Charter and Bylaws. Each of the Transaction Documents has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company Charter and Bylaws, and assuming the Transaction Documents constitute the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has delivered to Parent certified copies of resolutions duly adopted by the Company’s board of directors evidencing the approval and adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.

(ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, approval, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of the Subsidiaries under, or otherwise result in a material detriment to the Company or any of the Subsidiaries under, any provision of (A) the Company Charter or Bylaws or any provision of the Charter Documents of any of the Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of the Subsidiaries, (C) any joint venture or other ownership arrangement, or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, Liens or detriments that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of the Company or the Subsidiaries (whether or not known as of the date of this Agreement, covered by insurance or manifested in the historical financial statements of the Company or the Subsidiaries) that, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the business, operations, assets or condition (financial or otherwise) of the Company and the Subsidiaries (taken as a whole) or materially impairs the consummation of the transactions contemplated hereby or the Company’s performance of its obligations under this Agreement; provided, however, that a Company Material Adverse Effect shall exclude, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (A) any change or effect relating to the U.S. or any foreign economy in general to the extent that such change or effect does not have a materially disproportionate effect on the Company and the Subsidiaries taken as a whole; (B) any effect, change, event, occurrence or circumstance to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the transactions contemplated hereby may be consummated (including any effect, change, event occurrence or circumstance resulting from or relating to any litigation, any loss of or delay in clients placing service contracts or any departure or loss of employees, in each case to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the transactions contemplated hereby may be consummated); (C) the failure of the Company to meet analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph); and (D) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company in compliance with the terms of this Agreement.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of the Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing with the Securities and Exchange Commission (the “SEC”) of (x) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the “Proxy Statement”) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with and the acceptance for the record of the Certificate of Merger by the Delaware Secretary of State, and (C) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) SEC Documents.

(i) The Company has filed and furnished all required reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents with or to the SEC since December 31, 2001 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the

“Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The financial statements of the Company included in the Company SEC Documents were prepared from the books and records of the Company and the Subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and the Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and the Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 2001, an Affiliate (as hereinafter defined) of the Company that are required to be disclosed in the Company SEC Documents.

(ii) The Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity. Since December 31, 2001, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. Since December 31, 2001, to the knowledge of the Company, no officer or director of the Company has received or has become entitled to receive any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Subsidiary of the Company. There are no off-balance sheet special purpose entities or financing arrangements of the Company or the Subsidiaries.

(iii) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications were correct when made.

(e) Information Supplied. None of the information supplied or to be supplied by the Company and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of the Company, at the time of the meeting of such stockholders to be held in connection with the Merger, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and all judgments, orders, decrees, statutes, laws, ordinances, rules, regulations, writs or injunctions applicable to the Company, any of the Subsidiaries, or any of their respective assets or properties (collectively, “Applicable Laws”).

(f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(f) on the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since March 31, 2005, there has not been (i) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company or any of the Subsidiaries, (ii) any event, condition, action or occurrence that would constitute a breach of Section 4.1 hereof, or (iii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Company Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents or set forth on Schedule 3.1(g) of the Company Disclosure Schedule, there are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, have resulted in or could reasonably be expected to result in a Company Material Adverse Effect, other than (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2005 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, (ii) liabilities incurred in the ordinary course of business after March 31, 2005, and (iii) liabilities under this Agreement.

(h) No Default. Except as set forth on Schedule 3.1(h) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Charter, the Bylaws or the Charter Documents of any of the Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Subsidiaries, except in the case of (ii) and (iii) for defaults or violations that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(i) Compliance with Applicable Laws. The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and each of the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents (including under the heading “Laws and Regulations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004), the respective businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(j) Litigation. Except as disclosed in the Company SEC Documents or as set forth on Schedule 3.1(j) of the Company Disclosure Schedule, there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (the “Company Litigation”), and the Company and the Subsidiaries have no knowledge of any facts that are likely to give rise to any Company Litigation, that (in any case) could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Subsidiaries (a “Company Order”) that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(k) Taxes. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) Each of the Company, the Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of the Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns (as hereinafter defined), and all other material Tax Returns required to be filed or sent by or with respect to it and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are due and payable with respect to such Tax Returns, and all material Taxes that are otherwise due and payable for which the Company or any of the Subsidiaries are reasonably likely to be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of the Subsidiaries through the date hereof, and (D) complied in all material respects with all Applicable Laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, stockholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

(ii) Schedule 3.1(k) of the Company Disclosure Schedule sets forth (A) a list of all jurisdictions in which the Company or any of the Subsidiaries has or is required to file Tax Returns, (B) the last taxable period through which the income Tax Returns of the Company and any of the Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or the applicable foreign, state or local taxing authority or for which the statute of limitations for assessment has otherwise closed and (C) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which the Company or any of the Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith, set forth on Schedule 3.1(k) of the Company Disclosure Schedule, and adequately provided for in the Company’s financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, all material deficiencies asserted as a result of any examination by any applicable taxing authority have been paid or fully settled. No audits or other administrative proceedings or court proceedings are pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of the Subsidiaries may be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) against the Company or any of the Subsidiaries by any taxing authority with respect to any period. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(iii) Schedule 3.1(k) of the Company Disclosure Schedule sets forth (A) as of December 31, 2004 the amount of any net operating loss, net capital loss, unused foreign tax credits or unused investment or other credits of the Company and any of the Subsidiaries, which amounts are not subject to any limitations except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule, and (B) all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company and any of the Subsidiaries by any taxing authority.

(iv) Neither the Company nor any of the Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or any of the Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of state, local, foreign or other income tax law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for the Company or any of the Subsidiaries for any taxable period ending after the Closing Date. Neither the Company nor any of the Subsidiaries has received any private letter ruling of the IRS or comparable ruling of other tax authorities that will be binding on the Company or any of the Subsidiaries with respect to any period following the Closing Date. Neither the Company nor any of the Subsidiaries has granted any power of attorney, that is currently in force, with respect to any income, franchise, or similar Taxes or any income, franchise or similar Tax Returns.

(v) Neither the Company nor any of the Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, indemnity or allocation agreement, or similar agreement, arrangement or practice.

(vi) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of the Company or any of the Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of the Subsidiaries have been proposed in written form.

(vii) Neither the Company nor any of the Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of the Subsidiaries. To the knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of the Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

(viii) There are no material excess loss accounts or deferred intercompany transactions between the Company and/or any of the Subsidiaries within the meaning of Treas. Reg. Section 1.1502-13 or 1.1502-19, respectively.

(ix) Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(x) None of the Company, the Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of the Company or the Subsidiaries is or was a member has participated, directly or indirectly, in any (A) reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (B) Tax shelter required to be registered under Section 6111 of the Code. Each of the Company and the Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(xi) Neither the Company nor any of the Subsidiaries is, or has been, a party to any agreement that provides for the payment of, or has otherwise paid, any amount that would constitute a “parachute payment” within the meaning of Section 280G of the Code, that would constitute compensation whose deductibility is limited under Section 162(m) of the Code or that would be subject to tax under Section 409A of the Code.

For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of the Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of the Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of the Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of the Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of the Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which the Company or any of the Subsidiaries is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of the Subsidiaries is included.

(l) Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) There are no Company Employee Benefit Plans established, maintained, contributed to or required to be contributed to, by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c), (m) or (o) of the Code (the “Company ERISA Affiliates”), and there are no Company Employee Pension Benefit Plans that the Company or any Company ERISA Affiliate has established, maintained, contributed to, or been required to contribute to, within six years prior to date hereof. As used in this Agreement, “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including, without limitation, any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (a “Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (a “Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, savings, retirement, bonus, incentive compensation, deferred compensation, executive compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, material fringe benefit, or any other similar plan, program, practice, commitment or policy.

(ii) With respect to each Company Employee Benefit Plan, the Company has provided Parent with a true, correct and complete copy of (A) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreements, prototype or volume submitter documents, trust agreements, annuity contracts, third party administrative contracts, and insurance contracts, as applicable) and all amendments thereto, (B) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules and audited financial statements and opinions, if required, (C) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (D) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments, (E) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to such Company Employee Benefit Plan and any material communications with such entity or agency, (F) the most recent actuarial valuation and annual asset statement, and (G) a written description of each oral Company Employee Benefit Plan.

(iii) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code (a “Qualified Company Employee Benefit Plan”), has received a favorable determination letter (or if applicable, advisory or opinion letter) from the IRS that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. Any favorable determination letters referenced in this Section 3.1(l)(iii) cover “GUST” as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Company Employee Benefit Plan has timely made “good faith” amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

(iv) The Company has (A) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that are required to be filed and (B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for the Company or any of the Subsidiaries relating to the Company Employee Benefits Plans have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from the Company or, to the knowledge of the Company, from any other person or entity, relative to any Company Employee Benefit Plan. The Company and each of the Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Company Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(v) The funding, if any, under each Company Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. None of the Company or any of the Subsidiaries are subject to taxation on the income of any Company Employee Welfare Benefit Plan’s welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

(vi) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents, which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(vii) The Company and each of the Subsidiaries have complied, and are now in compliance in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any of the Subsidiaries has engaged in any material prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan and, to the knowledge of the Company, (A) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (B) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(viii) Neither the Company nor any entity that is a Company ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or that is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any of the Subsidiaries. No Company Employee Welfare Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No Company Employee Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA.

(ix) The Company and each of the Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the health care continuation coverage (“COBRA”) provisions in ERISA and the Code or similar provisions of state law.

(x) The consummation of the transactions contemplated by the Transaction Documents will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, director or officer of the Company or any of the Subsidiaries to severance pay, any change in control payment or any other material payment other than pursuant to an agreement with Parent or one of its current Affiliates, (B) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director or officer, other than with respect to the Company Stock Options as set forth in Section 2.2 hereof, or (C) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any of the Subsidiaries has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.1(l)(x) (without regard to whether the transactions contemplated by the Transaction Documents are consummated) except to the extent required in a written contract or agreement.

(xi) there are no liens, suits, actions, proceedings, investigations, claims or orders pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against the Company, any of the Subsidiaries or any Company Employee Benefit Plan related to any Company Employee Benefit Plan. To the knowledge of the Company, no Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program, closing agreement program or similar program of the IRS or the Department of Labor. No assets of the Company are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(xii) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(xiii) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under consideration. To the knowledge of the Company, no events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(xiv) None of the assets of any Company Employee Pension Benefit Plan includes “qualifying employer securities” or “qualifying employer real property” within the meaning of Section 407(d) of ERISA.

(xv) As used in this Agreement, “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(xvi) Each Company Employee Benefit Plan that is a “group health plan,” as defined in Section 607(1) of ERISA, Section 5000(b)(1) of the Code or 45 C.F.R. 160.103, has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law. As used in this Agreement, “HIPAA” means the provisions of ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996, including any regulations thereunder, and the regulations promulgated by the United States Department of Health and Human Services as set forth in 45 C.F.R. Parts 160, 162, and 164.

(xvii) Each Company Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company are allocated to or held in a “rabbi trust” or similar vehicle with respect to any such plan.

(m) Labor Matters. Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) Neither the Company nor any of the Subsidiaries has agreed to recognize any labor union or organization or is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, no labor union or organization has been certified as the exclusive bargaining representative of any employees of the Company or any of the Subsidiaries, and there is no current labor union representation question involving employees of the Company or any of the Subsidiaries, nor does the Company or any of the Subsidiaries know of any activity or proceeding of any labor union or organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) Since July 1, 2000, there has been no unfair labor practice charge or complaint before any Governmental Entity, or grievance arising out of a collective bargaining agreement or other grievance procedure, pending against the Company or any of the Subsidiaries, nor, to the knowledge or the Company, has any such charge, complaint or grievance been threatened.

(iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging: any failure to pay wages, benefits or other compensation; any breach of any express or implied contract of employment; any violation of any Applicable Laws governing employment or the termination thereof; or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, against the Company or any of the Subsidiaries pending, nor, to the knowledge of the Company, threatened.

(iv) There is no labor strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since July 1, 2000.

(v) The Company and each of the Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, including but not limited to, terms and conditions of employment, wages, hours of work, occupational safety and health, plant closing and mass layoff, immigration, worker’s compensation and unemployment compensation, except for non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(vi) There is no complaint, lawsuit or proceeding in any forum pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of the Subsidiaries is or may be entitled to claim indemnification from the Company or any of the Subsidiaries pursuant to (A) the Company Charter or Bylaws or any provision of the Charter Documents of any of the Subsidiaries, (B) any indemnification agreement to which the Company or any of the Subsidiaries is a party or (C) Applicable Laws, in each case under clauses (A), (B) or (C) that, individually or in the aggregate could reasonably be expected to result in a Company Material Adverse Effect.

(n) Property. Except as set forth on Schedule 3.1(n) of the Company Disclosure Schedule:

(i) The Company and each of the Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, domain names and copyrights necessary for the operation of the respective businesses of each of the Company and the Subsidiaries (collectively, the “Company

Intangible Property”), except where the failure to possess or have adequate rights to use such properties could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All of the Company Intangible Property is owned or licensed by the Company or one of the Subsidiaries free and clear of any and all Liens, except those that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intangible Property by the Company or the Subsidiaries does not, in any respect that, individually or in the aggregate, constitutes or could reasonably be expected to result in a Company Material Adverse Effect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, domain name, copyright or any pending application therefor of any other person. There have been no claims made and neither the Company nor any of the Subsidiaries has received any notice of any claim or otherwise knows that (A) any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or (B) any of the Company Intangible Property has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except, in the case of clauses (A) and (B) of this Section 3.1(n)(i), for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ii) All major items of operating equipment owned or leased by the Company and each of the Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (B) are adequate, together with all other properties of the Company and each of the Subsidiaries, to comply in all material respect with the requirements of all applicable contracts of each of the Company and the Subsidiaries. Except for goods and other property sold, used or otherwise disposed of since April 1, 2005 in the ordinary course of business, the Company and the Subsidiaries have good and defensible title to all properties, interests in properties and assets, real and personal, reflected in the Company SEC Documents filed prior to the date of this Agreement as owned by the Company and any of the Subsidiaries, free and clear of any Liens, except (A) Liens reflected in the Company SEC Documents filed prior to the date of this Agreement, (B) Liens for current taxes not yet due and payable, and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The leases and other agreements pursuant to which the Company and the Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property are in good standing, valid and effective, and the rentals due by the Company or any of the Subsidiaries to any lessor of any such leases have been properly paid, except in each case as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(o) Environmental Matters. For purposes of this Agreement:

(A) “Environmental Laws” means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity now in existence relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

(B) “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of “solid wastes,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants,” or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

(C) “Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or any of the Subsidiaries; and

(D) “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

Except as disclosed in the Company SEC Documents:

(1) The operations of the Company and each of the Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(2) The Company and each of the Subsidiaries have obtained all permits, licenses and registrations, or applications relating thereto, and have made all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(3) The Company and each of the Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or (D) an assumption of responsibility for environmental liabilities of another person.

(4) To the knowledge of the Company, neither the Company nor any of the Subsidiaries has received any communication alleging, with respect to any such party, (i) the violation of or liability under any Environmental Law, or (ii) or any liability (contingent or otherwise) with respect to the alleged exposure of any employee or third party to Hazardous Materials that, in either case, could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(5) To the knowledge of the Company, there is not now on or in any property of the Company or the Subsidiaries or any property for which the Company or any of the Subsidiaries is potentially liable any of the following (A) any underground storage tanks or surface impoundments, or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(p) Insurance. Schedule 3.1(p) of the Company Disclosure Schedule sets forth an insurance schedule of the Company’s and each of the Subsidiaries’ directors’ and officers’ liability insurance, medical malpractice and professional liability insurance policies, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of the Subsidiaries. All such insurance policies are in full force and effect and all related premiums that have come due have been paid to date. As of the Effective Date, all such insurance policies (or comparable replacement policies) shall be in full force and effect and all related premiums shall have been paid to date.

(q) Board Recommendation; Company Action; Vote Required. The board of directors of the Company has, by resolutions duly adopted by such directors and not subsequently rescinded or modified in any way, unanimously (i) determined that the Transaction Documents, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company, (ii) approved and adopted the Transaction Documents and approved the Merger and the other transactions contemplated hereby, (iii) directed that the Merger and this Agreement be submitted for consideration by the stockholders of the Company at a meeting of the Company’s stockholders and (iv) recommended that the stockholders of the Company approve the Merger and this Agreement. As of the date of this Agreement, the directors of the Company have advised the Company that, as of the date hereof, they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by each of them and their affiliates in favor of approval of the Merger and this Agreement. Assuming the accuracy of the representations set forth in Section 3.2(e), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger and this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents.

(r) Beneficial Ownership of Parent Common Stock. Neither the Company nor any of the Subsidiaries “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding capital stock of Parent or any of Parent’s outstanding debt securities.

(s) Brokers. Except for the fees and expenses payable to Adams Harkness, Inc., which fees are reflected in its engagement letter with the Company (a copy of which has been delivered to Parent), no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(t) Controls and Procedures; Corporate Governance.

(i) Each of the Company and the Subsidiaries maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (A) transactions are executed with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for Company’s consolidated assets, (C) access to the Company’s and each of the Subsidiaries’ assets is permitted only in accordance with management’s authorization, (D) the reporting of the Company’s and each of the Subsidiaries’ assets is compared with existing assets at regular intervals, and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and each of the Subsidiaries have made available to Parent a summary of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s or any of the Subsidiaries’ ability to record, process, summarize and report financial data, (B) any material weaknesses in the Company’s or any of the Subsidiaries’ internal controls, and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any of the Subsidiaries’ internal control over financial reporting.

(ii) The Company and each of the Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and each of the Subsidiaries required to be disclosed in the Company’s Exchange Act reports is made known to the Company’s principal executive officer and principal financial officer by others within the Company and each of the Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Schedule 3.1(t) of the Company Disclosure Schedule lists, and the Company has delivered to Parent, all written documentation relating to, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures.

(iii) The Company is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC applicable to the Company.

(iv) The Company has not, nor has any of the Subsidiaries, since July 20, 2002, extended or maintained credit, arranged for an extension of credit or received an extension of credit, in the form of a personal loan to or for any executive officer of any of the Company or any of the Subsidiaries.

(u) Investment Company. Neither the Company nor any of the Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

(v) Certain Contracts and Arrangements.

(i) Schedule 3.1(v) of the Company Disclosure Schedule and the documents filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 set forth a true and complete list of each agreement to which the Company or any of the Subsidiaries is subject (other than this Agreement) that is of a type that would be required to be included as an exhibit to an Annual Report on Form 10-K pursuant to the rules and regulations of the SEC if such Annual Report on Form 10-K were filed by the Company on the date hereof (collectively, the “Company Contracts”). Except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and except as set forth on Schedule 3.1(v) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

(ii) Set forth on Schedule 3.1(v) of the Company Disclosure Schedule is complete list of each management, employment, consulting or other agreement, contract or commitment, whether oral or in writing, to which the Company or any of the Subsidiaries is a party that provides for (i) the employment of any person or providing for retention of management, executive or consulting services, or (ii) the payment or accrual of any compensation or severance upon (A) a change in control of the Company or any of the Subsidiaries or (B) any termination of such management, employment, consulting or other relationship other than pursuant to an agreement with Parent or one of its current Affiliates. All compensation earned pursuant to the foregoing, including deferred compensation, has been fully and accurately accrued for and reflected in the financial statements included in the Company SEC Documents to the extent required therein. Set forth on Schedule 3.1(v) of the Company Disclosure Schedule is a list (including the name of the parties thereto and the date thereof) of all non-competition, non-solicitation or similar agreements entered into between any Person and the Company or any of the Subsidiaries that would (i) restrict any Person (other than the Company or any of the Subsidiaries) from engaging or competing in any line of business in any geographic area or from hiring or soliciting for hire any past or present employee, consultant, officer or director of the Company or any of the Subsidiaries or (ii) limits or otherwise restricts the Company or any of the Subsidiaries, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of Parent’s other subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area.

(w) Certain Representations With Respect to the Business.

(i) Medicare Participation/Accreditation.

(A) Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule, no medical clinics, offices or other facilities owned, operated or managed by the Company or any of the Subsidiaries that provide health care goods and services reimbursable in whole or in part by any government healthcare program (each, a “Facility”) participate in the Medicare, Medicaid, CHAMPUS or TRICARE programs. The Facilities that are set forth on Schedule 3.1(w) are and have been in compliance in all material respects with the conditions of participation in such programs with respect to each participating Facility. Set forth on Schedule 3.1(w) of the Company Disclosure Schedule are all of the Company’s and each of the Subsidiaries’ provider numbers and a list of the Facilities that have billed for services utilizing such provider numbers. Neither the Company nor any of the Subsidiaries has received any notice from any of the Medicare, Medicaid, CHAMPUS or TRICARE programs of any pending or threatened investigation or survey under any such programs (other than routine surveys in the ordinary course of business), and neither the Company nor any of the Subsidiaries has reason to believe that any such investigation or survey is pending or threatened.

(B) Neither the Company nor any of the Subsidiaries has received notice of any pending or threatened investigation or inquiry (other than routine surveys and audits that have not resulted in an investigation or inquiry) from any Governmental Entity, fiscal intermediary, carrier or similar entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program. There are no outstanding judgments, orders, writs, injunctions or decrees of any Governmental Entity in respect of any governmental health care program against the Company or any of the Subsidiaries (whether or not covered by insurance).

(C) None of the Facilities are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

(ii) Cost Reports and Other Filings.

(A) Each cost report and other required claim and governmental filing (the “Filings”) with respect to Medicare required to be filed by or on behalf of the Company or any of the Subsidiaries has been timely prepared and filed in accordance with Applicable Law and all amounts shown on such cost reports as owed by the Company or such Subsidiary have been paid timely. All of such Filings were, when filed or as they have been subsequently amended, true and complete in all material respects. The Company has made available for inspection by Parent prior to the date of this Agreement each such Filing made after December 31, 2000.

(B) Schedule 3.1(w) of the Company Disclosure Schedule lists the Medicare cost reports duly filed by the Company and each of the Subsidiaries covering all open cost reporting periods prior to the Closing Date and which of such cost reports has been (1) audited but not fully settled and (2) neither audited nor settled, and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received notice, or has knowledge of the existence, of any pending dispute between the Company and/or any of the Subsidiaries and governmental authorities or the Medicare fiscal intermediary regarding such cost reports for the remaining unaudited cost reports, other than with respect to adjustments thereto made in the ordinary course of business which do not involve individual line item adjustments in any cost reporting period in excess of $20,000. Neither the Company nor any of the Subsidiaries has received written notice of, and the Company does not have knowledge of the existence of, any claims against the Company or any of the Subsidiaries by any third-party payors other than routine Medicare audit adjustments, which adjustments have not been and could not reasonably be expected to be material. Neither the Company nor any of the Subsidiaries has received any written notice that Medicare has any claims against it which could result in offsets against future reimbursement in excess of that provided for in the financial statements of Company and the Subsidiaries. The financial statements contained in the Company SEC Documents reflect adequate reserves for all open and unsettled cost reporting periods in accordance with GAAP.

(iii) Exclusion.

(A) Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any Affiliate, any person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. §1001.1001(a)(2)) in the Company or any of the Subsidiaries of five percent (5%) or more or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in the Company or any of the Subsidiaries or any officer, director, employee, vendor or agent of the Company or any of the Subsidiaries (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (b) has been excluded from participation under any federal health care program, or (c) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

(B) No legal proceeding or investigation is pending or, to the knowledge of the Company, threatened to suspend, limit, terminate or revoke the status of the Company or any of the Subsidiaries as a provider in any federal health care program. Neither the Company nor any of the Subsidiaries has received any notice from any third-party payor of its intention to suspend, limit, terminate, revoke or fail to renew any contractual arrangement with the Company or any of the Subsidiaries.

(iv) Billing. Except as set forth in Schedule 3.1(w) of the Company Disclosure Schedule, all billing by, or on behalf of, the Company or any of the Subsidiaries to third-party payors, including, but not limited to, Medicare and private insurance companies has been true, correct and complete in all material respects. Neither the Company nor any of the Subsidiaries has received any notice from any third-party payor, including, without limitation, Medicare, that indicates that Parent could not continue to bill in substantially the same manner and structure as the Company or any of the Subsidiaries is billing on the date hereof.

(v) Reimbursement Matters. Except as disclosed on Schedule 3.1(w) of the Company Disclosure Schedule, since January 1, 2001, (a) neither the Company nor any of the Subsidiaries has received any written notice of denial of payment or overpayment of a material nature from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by the Company and/or any of the Subsidiaries, other than those that have been finally resolved in any settlement for an amount less than $25,000, (b) to the knowledge of the Company, there is no basis for the assertion of any such denial or overpayment claim and (c) neither the Company nor any of the Subsidiaries has received written notice from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened legal proceedings or surveys specifically with respect to, or arising out of, items or services provided by the Company or any of the Subsidiaries, and to the knowledge of the Company, no such investigation or survey is pending, threatened or imminent. Neither the Company nor any of the Subsidiaries is subject to (i) a “focused review” of claims by Medicare or (ii) a “Corporate Integrity Agreement” or similar government-mandated compliance program.

(vi) No Criminal Proceedings. There are no pending legal proceedings or investigations (other than unknown grand jury investigations) against the Company or any of the Subsidiaries or, to the knowledge of the Company, their agents, officers or employees with respect to their employment with the Company or any of the Subsidiaries, that involve allegations of criminal violations of any legal requirements by the Company or any of the Subsidiaries or their agents, officers or employees acting on behalf of the Company or any of the Subsidiaries, including, without limitation, Medicare.

(vii) Compliance with Certain Laws. Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule:

(A) neither the Company nor any of the Subsidiaries has submitted any claim in connection with any referral to any Facility that violated any applicable self-referral law, including, without limitation, the Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (the “Stark Act”), or any applicable state self-referral law;

(B) neither the Company nor any of the Subsidiaries has submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including, without limitation, the False Claims Act, 31 U.S.C. §3729, or any other applicable federal or state false claim or fraud law;

(C) neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any person providing professional or other services to the Company or any Subsidiary is presently, or has, engaged in any activities that are cause for criminal or civil penalties and/or mandatory or permissive exclusion from any Health Care Program (as hereinafter defined), including, without limitation, (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (B) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment, (C) presenting or causing to be presented a claim for reimbursement under any Health Care Program that is (1) for an item or service the claimant knows or should know was not provided as claimed, (2) for an item or service the claimant knows or should know is false or fraudulent, or (3) for an item or service the claimant knows or should know is not medically necessary, (D) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment, (E) knowingly or willfully soliciting or receiving any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in violation of any legal requirement with respect to any Health Care Program, or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (1) the conditions or operations of a Facility in order that such Facility may obtain certification, accreditation or similar approval under any Federal Health Care Program (as defined at 42 U.S.C. §1320a-7b(f)) or any health care program operated by or financed in whole or in part by any state or other government jurisdiction in which the Company or any of the Subsidiaries is authorized to do business (each a “State

Health Care Program” and together with the Federal Health Care Programs, the “Health Care Programs”), or (2) information required to be provided under §1124A of the Social Security Act (42 U.S.C. §1320a-3); and

(D) neither the Company, any of the Subsidiaries, nor, to the knowledge of the Company, any officer, director, employee or contracted agent (for or on behalf of the Company or any of the Subsidiaries) of the Company or any of the Subsidiaries, has, directly or indirectly, (A) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of the Company or any of the Subsidiaries, in order to obtain business or payments from such persons in violation of Applicable Laws, (B) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous Payment (as hereinafter defined) of any kind, nature or description to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person in violation of any legal requirement, (C) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment, gift or other distribution, whether in money, property or services (a “Payment”) to, or for the private use of, any governmental official, employee or agent where the Payment was in violation of Applicable Laws, (D) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of the books or records of the Company or any of the Subsidiaries for any reason, (E) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to any person with the intention or understanding that any part of such Payment would be used for any purpose other than that described in the documents supporting such Payment, or (F) solicited, received, paid or offered any illegal remuneration for any referral to any Facility in violation of any Applicable Laws, including, without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), or any applicable state anti-kickback law.

(x) Opinion of Financial Advisor. The Company has received the opinion of Adams Harkness, Inc., its financial advisor (the “Financial Advisor”), to the effect that, subject to the various assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified. True, complete and correct copies of all binding agreements between the Company or any of the Subsidiaries and the Financial Advisor relating to the transactions contemplated by this Agreement have been previously provided by the Company to Parent.

(y) Debt. Schedule 3.1(y) of the Company Disclosure Schedule accurately sets forth an itemized list of the amount of all of the Company’s and each of the Subsidiaries’ Debt (including the name of the debtor or lessee (if such Debt is a Capital Lease), the name of the creditor or lessor, the maturity date and a description of the collateral, if any, securing the Debt and any premium, prepayment penalty, change of control or similar payment required to be made or offered thereunder as a result of the transactions contemplated by the Transaction Documents).

(z) Employee Payments. Schedule 3.1(z) of the Company Disclosure Schedule accurately sets forth the amount of all Employee Payments (as hereinafter defined) and a listing of each contract, arrangement or understanding pursuant to which any Employee Payment may be due and payable other than pursuant to an agreement with Parent or one of its current Affiliates. For purposes of this Agreement, “Employee Payments” means payments or other distributions required to be made by any Person (other than Parent or one of its current Affiliates) pursuant to any oral or written contracts or other agreements, to any directors, officers, employees or agents of the Company or any of the Subsidiaries pursuant to the terms of such contracts or agreements.

3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Good Standing, Etc. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation. Each of Parent and Merger Sub has all requisite corporate or company power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, be reasonably likely to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. The Transaction Documents have been and each of the Transaction Documents will be duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the indirect owner of all of the outstanding shares of capital stock of Merger Sub, has caused Concentra Health Services, Inc., a Nevada corporation, in its capacity as the sole stockholder of Merger Sub, to approve this Agreement and the Merger. Parent and Merger Sub have delivered to the Company certified copies of resolutions duly adopted by the board of directors of each of Parent and Merger Sub evidencing the approval and adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.

(ii) The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (A) the charter or bylaws of Parent or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, could not be reasonably likely to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of the Transaction Documents by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby except for (A) the filing with the SEC of such reports under Section 15(d) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the Delaware Secretary of State, (C) such filings and approvals as may be required by any applicable environmental, health or safety law, and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be likely to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub (“the Parent Litigation”), and Parent has no knowledge of any facts that are likely to give rise to any Parent Litigation, in each case, that would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent that would adversely affect the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) Ownership of Company Capital Stock. Neither Parent nor Merger Sub owns of record or beneficially or has, since July 1, 2002, owned of record or beneficially any shares of capital stock of the Company.

(f) Capital Resources. Parent has, and will continue to have at the Effective Time, sufficient cash resources to enable it to pay the aggregate Merger Consideration and Option Consideration pursuant to this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. At all times prior to the Effective Time, the Company agrees as to itself and the Subsidiaries that (except as set forth on Schedule 4.1 or to the extent that Parent shall otherwise consent in writing):

(a) Ordinary Course. Each of the Company and the Subsidiaries shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

(b) Dividends; Changes in Stock. The Company shall not and it shall not permit any of the Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or other equity securities, provided that each Subsidiary may make distributions to its equity holders consistent with past practice and in compliance with applicable governing documents; (ii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other equity securities; or (iii) repurchase, redeem or otherwise acquire, or permit any of the Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date of this Agreement or as contemplated by any existing Company Employee Benefit Plan.

(c) Issuance of Securities. The Company shall not, and it shall not permit any of the Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock or other equity securities or any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities, Voting Debt, other voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans that are outstanding on the date of this Agreement, or in satisfaction of stock grants or other stock based awards made prior to the date of this Agreement pursuant to the Company Stock Plans.

(d) Governing Documents. The Company shall not amend or propose to amend the Company Charter, the Bylaws or the Charter Documents of any of the Subsidiaries.

(e) No Acquisitions. Other than the acquisition by the Company of the minority interest in OHR-SSM currently owned by the other member thereof for no more than $300,000 (payable fully in cash), the Company shall not, and it shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(f) No Dispositions. Other than sales or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, the Company shall not, and it shall not permit any of the Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any of its material assets.

(g) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Subsidiaries.

(h) Accounting. The Company shall not, and shall not permit any of the Subsidiaries to, make any changes in its or their accounting methods that would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

(i) Affiliate Transactions. The Company shall not, and shall not permit any of the Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), other than between one of the Subsidiaries and the Company.

(j) Insurance. The Company shall, and shall cause the Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as in effect on the date hereof.

(k) Tax Matters. The Company shall not (i) make, change or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by Applicable Law.

(l) Certain Employee Matters. The Company shall not, and it shall not permit any of the Subsidiaries to, (i) grant any increases in the compensation of any of its directors, officers or employees, except increases with respect to non-officer employees made in the ordinary course of business and in accordance with past practice, (ii) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the Company Employee Benefit Plans, (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee, (iv) become obligated under any new Company Employee Benefit Plan that was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder except for the acceleration of the Company Stock Options as contemplated by Section 2.2, or (v) grant any options or other awards under the Company Stock Plans.

(m) Indebtedness. The Company shall not, and shall not permit any of the Subsidiaries to, (i) modify the terms of any existing Debt or security issued by the Company or any of the Subsidiaries, (ii) incur any Debt or guarantee any such Debt except, in each case, the incurrence of Debt in the ordinary course of business under the Amended and Restated Revolving Credit and Security Agreement dated as of December 15, 2003 (the “Capital Source Agreement”) with Capital Source Finance, LLC or issue or sell any Debt securities or warrants or rights to acquire any Debt securities of the Company or any of the Subsidiaries or guarantee any Debt securities of others or (iii) except in the ordinary course of business, enter into any lease (whether operating or capital) or create any material mortgages, liens, security interests or other similar Liens on the property of the Company or any of the Subsidiaries in connection with any Debt thereof.

(n) Litigation. The Company shall not, nor shall the Company permit any of the Subsidiaries to, settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $25,000 individually or $50,000 in the aggregate in any one case by or to the Company or any of the Subsidiaries.

(o) Accounts Receivable; Payables. The Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) write off any accounts or notes receivable, except in the ordinary course of business consistent with past practice or as may be required by GAAP, or (ii) change any practices, policies, procedures or activities regarding or relating to, or the timing of, the collection of accounts receivable, billing of customers, pricing and payment terms, cash collections, cash payments or terms with vendors or customers.

(p) Restrictions. The Company shall not, nor shall the Company permit any of the Subsidiaries to, enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any of the Subsidiaries, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of Parent’s other subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area.

(q) Certain Contracts. The Company shall not, and shall not permit any of the Subsidiaries to, enter into any contracts outside the ordinary course of business or inconsistent with past practice or any other contracts involving aggregate annual payments in excess of $100,000, except for renewals of existing real estate leases or renewals of or new physician employment agreements.

(r) Capital Expenditures. The Company shall not, and shall not permit any of the Subsidiaries to, incur capital expenditures in excess of (i) $100,000 individually or (ii) $250,000 in the aggregate.

(s) Other Actions. The Company shall not, and shall not permit any of the Subsidiaries to, engage in or permit any transaction or act which, if it had been engaged in or permitted prior to the date of this Agreement, would have rendered untrue in any material respect any of the representations and warranties of the Company contained in this Agreement.

(t) Agreements. The Company shall not, and shall not permit any of the Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

4.2 No Solicitation.

(a) (i) The Company agrees that neither it nor any of the Subsidiaries nor any of the officers and directors of it or any of the Subsidiaries shall, and that it shall cause its and the Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Subsidiaries) not to (and shall not authorize any of them to), directly or indirectly (A) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as hereinafter defined), (B) participate in any discussions or negotiations regarding, or furnish to any person or entity any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except as permitted pursuant to Section 4.2(c)), (C) engage in discussions with any person or entity with respect to any Acquisition Proposal (except as permitted pursuant to Section 4.2(c)), (D) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d) and Section 7.1(g)), or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself or any of the Subsidiaries (except as permitted pursuant to Section 4.2(d) and Section 7.1(g)). The Company and each of the Subsidiaries shall, and the Company shall cause its and each of the Subsidiaries’ officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Subsidiaries) to, cease immediately any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section.

(ii) The Company agrees that it will not waive any provision of or amend in any way any confidentiality or standstill agreements with any Person that has heretofore executed a confidentiality or standstill agreement in connection with its consideration of acquiring the Company or any of the Subsidiaries and the Company shall at all times diligently enforce its rights thereunder. The Company shall advise Parent (promptly after the execution and delivery of this Agreement and to the extent permitted by the terms of such confidentiality or standstill agreements) of the identity of each such Person and the material terms of any such proposals or offers.

(b) (i) As promptly as practicable (but in no event later than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group (as defined herein) making any such Acquisition Proposal, request or inquiry and a copy of all written materials about the Company or any of the Subsidiaries provided in connection with such Acquisition Proposal, request or inquiry not previously provided to Parent. The Company shall provide Parent as promptly as practicable (but in no event later than 48 hours) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all material written materials about the Company or any of the Subsidiaries subsequently provided to the Person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry to the extent not previously provided to Parent.

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 4.2(a) and under circumstances in which the Company has complied with all of its obligations under Section 4.2(a) and Section 4.2(b), in the event that, prior to the approval of the Merger and this Agreement by the stockholders of the Company as provided herein, the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its board of directors has in good faith concluded (after consulting with its outside legal counsel) is, or is reasonably likely to result in, a Superior Offer, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) prior to furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality and standstill agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2(c)) and (B) contemporaneously with furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

(d) In response to the receipt of a Superior Offer and notwithstanding any provision hereof to the contrary, the board of directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the Company’s stockholders, may recommend that the Company’s stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of the Company or a committee thereof, a “Change of Recommendation”). The Company shall promptly provide a written notice to Parent in the event that it intends to effect a Change of Recommendation.

(e) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold its stockholders’ meeting as contemplated in Section 5.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it unless this Agreement is terminated in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, prior to the termination of this Agreement, the Company shall not (i) submit to the vote of its stockholders any Acquisition Proposal other than the Merger or (ii) enter into any agreement, agreement in principle or letter of intent (other than the confidentiality agreement referenced in Section 4.2(c)) with respect to or accept any Acquisition Proposal other than the Merger (or resolve to or publicly propose to do any of the foregoing).

(f) Nothing contained in this Agreement shall prohibit the Company or its board of directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act to the extent required by Applicable Law; provided that the board of directors or the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the board of directors of the Company determines in good faith (after consulting with its outside legal counsel and its financial adviser) that such Acquisition Proposal is a Superior Offer.

(g) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean any inquiry, offer or proposal relating to any transaction or series of related transactions involving (A) any purchase from the Company or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 15% of the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning 15% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and the Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of the Subsidiaries, and (ii) “Superior Offer” shall mean an unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company and the Subsidiaries or substantially all of the total outstanding voting securities of the Company made on terms that the board of directors of the Company has in good faith concluded (after consulting with its outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person, entity or Group making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

(h) It is understood that any violations of the provisions and restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of the Company or any of the Subsidiaries or at the direction or consent of any of the foregoing, shall be deemed to be a breach of this Section 4.2 by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement. The Company shall promptly prepare and file with the SEC the preliminary Proxy Statement; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent for review and comment before such filing with the SEC and that such preliminary Proxy Statement shall be subject to Parent’s prior approval of the preliminary Proxy Statement, which approval shall not be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, the Company may file any such preliminary Proxy Statement in the absence of such approval in the form the Company in good faith believes is necessary to comply with Applicable Law. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the amended or supplemented Proxy Statement shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, the Company may file any such amended or supplemented Proxy Statement in the absence of such approval in the form the Company in good faith believes is necessary to comply with Applicable Law. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company hereby covenants and agrees with Parent that the Proxy Statement (at the time it is first mailed to stockholders of the Company and at the time of the meeting of the stockholders of the Company contemplated in Section 5.3) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this sentence shall not apply to information contained in the Proxy Statement that was supplied by Parent for inclusion therein). If, at any time prior to the meeting of the stockholders of the Company contemplated in Section 5.3, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, the Company shall promptly notify Parent of such occurrence and shall promptly prepare, file and disseminate such supplement. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date established by the board of directors of the Company, as promptly as practicable thereafter.

5.2 Access to Information. Upon reasonable notice, the Company shall, and shall cause each of the Subsidiaries to, afford access to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub (including, if applicable, any financing sources (Parent hereby acknowledging that the consummation of the Merger is not contingent on its receipt of financing) and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records. If Parent or Merger Sub requires environmental site assessments to any parcels of real property owned or leased by the Company or any of the Subsidiaries, the

Company shall, and shall cause each of the Subsidiaries to, allow such assessments to be performed. During the period prior to the Effective Time, the Company shall, and shall cause each of the Subsidiaries to, promptly furnish to Parent (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including, without limitation, to confirm the accuracy of Section 3.1(v). The Confidentiality Agreement dated as of January 12, 2005, as amended, between Concentra Health Services, Inc. and the Company (the “Confidentiality Agreement”) shall apply with respect to information furnished pursuant to this Section 5.2.

5.3 Stockholders Meeting. (a) The Company shall call, hold and convene a meeting of its stockholders (the “Stockholders Meeting”) to consider the approval of this Agreement and the Merger, to be held as promptly as practicable after the mailing of the Proxy Statement to the Company’s stockholders, (b) subject to Section 4.2(d), the board of directors of the Company shall recommend that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger at the Company’s stockholders’ meeting, and (c) subject to Section 4.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company has recommended that the Company’s stockholders vote in favor of approval of this Agreement and the Merger at the Company’s stockholders’ meeting. The Company shall not postpone or adjourn the Company’s stockholder meeting without the consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall ensure that its stockholders meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the stockholders meeting are solicited, in compliance with the DGCL, the Company Charter and all other Applicable Law.

5.4 Other Approvals.

(a) Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such filings and notifications, and obtain such consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters on a commercially reasonable basis.

(b) The Company and its board of directors shall (i) take all action necessary or otherwise reasonably requested by Parent to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger or the other transactions contemplated hereby, take all action necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.5 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

5.6 Public Announcements. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified in advance of such issuance or public statement by the disclosing party of such press release or public statement.

5.7 Advice of Changes; SEC Filings. The Company and Parent, as the case may be, shall confer on a regular basis with each other, shall report on operational matters and shall promptly advise each other orally and in writing of any change or event that, individually or in the aggregate, could reasonably be likely to result in a Company Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.8 Conveyance Taxes. The Company and Parent shall (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay one half of any such Tax or fee that becomes payable by the Company on or before the Effective Time.

5.9 Withholding Rights. Parent, Merger Sub or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as Parent, Merger Sub or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect which such deduction and withholding was made by Parent, Merger Sub or the Paying Agent.

5.10 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under Applicable Laws or otherwise, to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, subject, if applicable, to the approval of the stockholders of the Company, including cooperating fully with the other parties. The Company shall use commercially reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby.

5.11 Affiliate Agreements. Schedule 5.11 sets forth a list of all agreements between the Company or any of the Subsidiaries, on one hand, and any employee, officer, director, consultant or Affiliate of the Company or any of the Subsidiaries, on the other hand, pursuant to which any professional association provides any professional or other services to the Company or any of the Subsidiaries (the “Affiliate Agreements”). Prior to the Closing, the Company and each of the Subsidiaries shall take all action to terminate (with no further liability to the Company, any of the Subsidiaries, the Surviving Corporation, Parent or Merger Sub) each Affiliate Agreement that has been designated for termination in a written notice from Parent and delivered to the Company at least 20 days prior to the Closing Date.

5.12 Other Actions. Except as expressly permitted by the terms of this Agreement, the Company shall not take or agree or commit to take, nor will it permit any of the Subsidiaries to take or agree to commit to take, any action that is reasonably likely to result in any of the Company’s representations or warranties hereunder being untrue in any material respect.

5.13 Appraisal Rights. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Parent.

5.14 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (i) the Charter Documents as in effect on the date of this Agreement and (ii) any applicable contract as in effect on the date of this Agreement which is disclosed to Parent and a copy of which has been delivered to Parent prior to the date of this Agreement.

(b) Without limiting the provisions of Section 5.14(a), during the period commencing with the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation jointly and severally shall (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or (B) any of the transactions contemplated by this Agreement and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.14(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.14(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall be deemed to grant any right to any Indemnitee that is not permitted to be granted to any director or officer of the Company under the DGCL, assuming for such purposes that the Charter Documents provide for the maximum indemnification permitted by law.

(c) Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) for all persons who are directors and officers of the Company on the date of this Agreement and for all former directors and officers of the Company, so long as the annual premium therefor would not be in excess of 150% of the last annual premium therefor paid prior to the date of this Agreement (the “Maximum Premium”); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its affiliates, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period or cannot be obtained for the Maximum Premium, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the last annual premium for the Company’s D&O Insurance was $70,142.

(d) The Indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14. The provisions of this Section 5.14 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(e) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.14.

5.15 Payoff Letters. No later than three Business Days prior to the Closing Date, the Company shall cause Capital Source Finance, LLC to prepare and deliver to the Company and Parent a “payoff letter” or similar document specifying the aggregate amount (including principal, interest, fees, expenses and other amounts) payable to the lenders under the Capital Source Agreement that will be outstanding as of the Closing Date under the Capital Source Agreement. Such payoff letter shall confirm that payment of the amount specified therein by Parent shall discharge all of the Company’s and each of the Subsidiaries’ obligations under the Capital Source Agreement and that upon receipt of the applicable amount the lenders will release and discharge all Liens granted thereunder. No later than three Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule detailing the aggregate amount (including principal, interest, fees, expenses and other amounts) payable pursuant to any items of Debt (other than the Debt incurred under the Capital Source Agreement) including but not limited to any Debt incurred under any of the Company’s subordinated promissory notes and any Debt incurred in connection with the Company’s previous purchases of occupational health clinics or other assets.

5.16 Delivery of Estimates. Not later than three Business Days prior to the Closing Date, the Company shall deliver in writing to Parent the Company’s good faith estimates of the amounts of Cash on Hand and Debt as of the Closing Date and, prior to the Effective Time, shall furnish to Parent such financial reports, information and other documents and evidence as Parent shall reasonably request to enable Parent to evaluate the accuracy of such estimates.

5.17 Repayment of Capital Source Agreement. Simultaneously with the Closing, Parent shall repay and discharge in full the Debt of the Company outstanding under the Capital Source Agreement.

5.18 Stockholder Representative. John C. Garbarino (and any successor appointed by him to act on his behalf or, if he has resigned, refused to serve, or become incapable of serving (whether due to death, disability or otherwise) or has not, in any such event, appointed a successor, any Person appointed by the Company who was an executive officer of the Company prior to the Effective Time) (the “Stockholder Representative”) hereby is appointed, authorized and empowered to act as attorney-in-fact on behalf of the holders of the Company Common Stock and Company Stock Options in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, including, but not limited to, all actions to be performed in the negotiation and calculation of the Cash on Hand and the Additional Merger Consideration pursuant to Section 2.1(d)(ii) hereof. All actions taken by the Stockholder Representative shall conclusively bind the holders of the Company Common Stock and Company Stock Options. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing as the communications of the holders of the Company Common Stock and Company Stock Options. Neither Parent, Merger Sub nor the Surviving Corporation shall be held liable or accountable in any manner for any act or omission of the Stock Representative in such capacity.

5.19 Employee Matters. Parent agrees to cause the Company to make the payments to be made by the Company as set forth on Schedule 4.1 in the amounts, at such times and on such other terms and conditions, if any, as specifically set forth on Schedule 4.1.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Merger and this Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b) Other Approvals. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an “Injunction”) preventing or making illegal the consummation of the Merger.

(d) Certificate of Merger. The Certificate of Merger shall have been accepted for filing by the Delaware Secretary of State.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (provided in each case that any representation or warranty contained herein that is qualified by a materiality standard or a Company Material Adverse Effect qualification shall not be further qualified hereby). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Termination of Affiliate Agreements. Parent shall have received from the Company and the Subsidiaries written evidence that any Affiliate Agreements designated by Parent for termination pursuant to Section 5.11 have been terminated prior to the Closing Date.

(d) FIRPTA Certificate. Parent shall have received a certification by the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) and dated within 30 days prior to the Closing Date to the effect that the Common Stock and the Company Stock Options do not constitute a U.S. real property interest as the Company is not and has not been during the previous five years a U.S. real property holding corporation.

(e) Executive Agreements. Parent or one of its Affiliates shall have entered in the agreements specified on Schedule 6.2(e) with the Persons identified thereon upon mutually agreeable terms, such agreements to be effective only at the Effective Date.

(f) OHR-SSM. The Company shall have consummated the purchase of the minority interest in OHR-SSM from the other member thereof, with the purchase price therefor being no more than $300,000 (payable fully in cash) and the Company owning 100% of the outstanding membership interests in OHR-SSM after such purchase.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (provided in each case that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) OHR-SSM. Parent shall have advanced to the Company (immediately prior to the Effective Time) funds in an amount not to exceed $300,000 in cash to effectuate the purchase of the membership interest of the other member of OHR-SSM.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company (except with respect to Section 7.1(g), in which case the termination must be prior to receipt of the approval of the Company’s stockholders of this Agreement and the Merger):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if (i) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; or (ii) the approval of the stockholders of the Company of this Agreement and the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof;

(c) by Parent or the Company if the Merger shall not have been consummated by March 31, 2006 or such other date as the Company and Parent shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by Parent if (i) the Company shall have failed to comply in any respect with Section 4.2 or shall have failed to comply in any material respect with any of the other covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination (provided that (other than with respect to a breach of Section 4.2, which breach shall not be subject to a cure right) such breach has not been cured within ten days following receipt by the Company of notice of such breach and is existing at the time of termination of this Agreement), or (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Company Material Adverse Effect qualification shall not be further qualified hereby) when made on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided such breach has not been cured within ten days following receipt by the Company of notice of such breach and is existing at the time of termination of this Agreement;

(e) by the Company if (i) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within ten days following receipt by Parent of notice of such breach and is existing at the time of termination of this Agreement) or (ii) any representation or warranty of Parent contained in this Agreement shall not be true and correct in all material respects (provided that any representation or warranty of Parent contained herein that is qualified by a materiality standard shall not be further qualified hereby) when made or on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided such breach has not been cured within ten days following receipt by Parent of written notice of such breach and is existing at the time of termination of this Agreement;

(f) by Parent in the event that (i) the board of directors of the Company shall have failed to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three Business Days, after Parent’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or (ii) the board of directors of the Company shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that the Company stockholders approve and adopt this Agreement and approve the Merger, or (iii) the board of directors of the Company shall have withheld, withdrawn, amended or modified, or proposed publicly to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of such board of directors to the Company’s stockholders that they approve and adopt this Agreement and approve the Merger, or (iv) the board of directors of the Company shall have made a Change of Recommendation, or (v) the board of directors of the Company, within ten Business Days after commencement of any tender or exchange offer for any shares of Company Common Stock, shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders; and

(g) by the Company if the board of directors of the Company has made a Change of Recommendation in order to approve and permit the Company to accept a Superior Offer; provided, however, that (i) the Company is not then in breach of Section 4.2, (ii) Parent does not make, within five Business Days after receipt of the Company’s written notice pursuant to Section 4.2(d), an offer that the board of directors of the Company shall have concluded in good faith (following consultation with its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to the Company’s stockholders as such Superior Offer and is reasonably capable of being consummated, (iii) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 4.2 and this clause (g), to enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iv) the Company shall have tendered to Parent payment in full of the amounts specified in Section 7.2, or a promissory note in the form of Exhibit B in lieu of the cash payment of the Termination Fee specified therein, concurrently with delivery of notice of termination pursuant to this Section 7.1(g).

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 7.2, the last sentence of Section 5.2, the penultimate sentence of Section 5.4(b), and Article VIII and (ii) to the extent that such termination results from the breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement, in which case such party shall remain liable for its breach notwithstanding such termination.

(b) (i) If Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii) or Section 7.1(c) and prior to such termination, there has been submitted to the Company’s board of directors or stockholders or publicly announced an Acquisition Proposal (other than the Merger) and, within one year of such termination, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement) is consummated or the Company shall enter into an agreement with respect to an Acquisition Proposal or recommend approval of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement), which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs within such one year period); or

(ii) If Parent shall terminate this Agreement pursuant to Section 7.1(f); or

(iii) If the Company shall terminate this Agreement pursuant to Section 7.1(g);

then the Company shall pay to Parent (A) an amount equal to $1,960,000 (the “Termination Fee”), and (B) such amount, not to exceed $250,000 (the “Expense Reimbursement”) as may be required to reimburse Parent and Merger Sub for all reasonable out-of-pocket fees, costs and expenses incurred by Parent and/or Merger Sub in connection with their due diligence efforts or the transactions contemplated by this Agreement, including, without limitation, (1) fees, costs and expenses of accountants, escrow agents, legal counsel, financial advisors and other similar advisors, and (2) fees paid to any Governmental Entity. If the Termination Fee and the Expense Reimbursement shall be payable pursuant to subsection (b)(i) of this Section 7.2, the Termination Fee and the Expense Reimbursement shall be paid in same day funds on the date of consummation of an Acquisition Proposal. If the Termination Fee and the Expense Reimbursement shall be payable pursuant to subsection (b)(ii) or (b)(iii) of this Section 7.2, the Termination Fee and the Expense Reimbursement shall be paid in same day funds no later than one Business Day after the date of termination of this Agreement or, at the election of the Company, the Termination Fee may be paid by the delivery of a duly executed promissory note in the form of Exhibit B attached hereto by the Company to Parent or Parent’s designee and the Expense Reimbursement shall be paid in same day funds, in each case, no later than one Business Day after the date of termination of this Agreement. Any Termination Fee or Expense Reimbursement payable under this Agreement shall be paid without reservation of rights or protest and the Company and the Subsidiaries, upon making such payment, shall be deemed to have released and waived any and all rights that any of them may have to recover such amounts.

(c) The parties hereto acknowledge that the agreements contained in paragraph (b) of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any fee payable by it pursuant to this Section 7.2, then the Company shall pay to Parent or Parent’s designee the costs and expenses (including attorneys’ fees) of Parent or Parent’s designee in connection with collecting such fee.

7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Payment of Expenses. Except as specifically set forth herein to the contrary, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

8.2 Nonsurvival of Representations, Warranties and Agreements. Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II and this Article VIII, Section 5.14 and Section 5.19. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (iii) five Business Days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

if to Parent or Merger Sub, to:

Concentra Operating Corporation

5080 Spectrum Drive

Suite 400—West Tower

Addison, Texas 75001

Fax: 972-387-1938

Attention: Richard A. Parr II

         General Counsel

with a copy to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Suite 3700

Dallas, Texas 75201

Fax: 214-999-7797

Attention: Jeffrey A. Chapman

if to the Company, to:

Occupational Health + Rehabilitation Inc

175 Derby Street

Suite 36

Hingham, Massachusetts 02043

Fax: 781-741-5499

Attention: John C. Garbarino

with a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

Fax: 860-251-5211

Attention: Donna L. Brooks

8.4 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. For purposes of this Agreement, “knowledge” or “Knowledge” of a party hereto means the actual knowledge of the officers listed on Schedule 8.4 to this Agreement, after reasonable inquiry in each case.

8.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile signature), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.14 and Section 5.19 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule or the other schedules to this Agreement shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

8.11 Director and Officer Liability. The respective directors, officers, and stockholders, in their respective capacities as such, of Parent, Merger Sub and their Affiliates shall not have any personal liability or obligation arising under the Transaction Documents (including any claims that the Company may assert) other than as an assignee of a Transaction Document. The respective directors, officers, and stockholders, in their respective capacities as such, of the Company and its Affiliates shall not have any personal liability or obligation arising under the Transaction Documents (including any claims that Parent or Merger Sub may assert) other than as an assignee of a Transaction Document.

8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, each party has caused this Agreement and Plan of Merger to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONCENTRA OPERATING CORPORATION

By:	/s/ DANIEL J. THOMAS
Name:	Daniel J. Thomas
Title:	President & CEO

BRADY ACQUISITION CORP.

By:	/s/ DANIEL J. THOMAS
Name:	Daniel J. Thomas
Title:	Chairman

OCCUPATIONAL HEALTH + REHABILITATION INC

By:	/s/ JOHN C. GARBARINO
Name:	John C. Garbarino
Title:	President & CEO

Annex B

OPINION OF ADAMS HARKNESS, INC.

August 3, 2005

Board of Directors

Occupational Health + Rehabilitation Inc

175 Derby Street, Suite 36

Hingham, MA 02043

Members of the Board of Directors:

You have requested our opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, to the shareholders of Occupational Health + Rehabilitation Inc (the “Company” or “OHRI”) of the Merger Consideration, as defined in the draft Agreement and Plan of Merger by and among Merger Sub, a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of Concentra Operating Corporation, a Nevada corporation (“Concentra”), Concentra and the Company, dated as of August 1, 2005 (the “Agreement”), to be received in connection with the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the Agreement. The terms and conditions of the Merger, including the Merger Consideration to be paid, are more fully described in the Agreement.

Adams Harkness, Inc., (“Adams Harkness”) as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade and hold long or short positions of the Company’s common stock for either our customers or our own account. We will receive a fee for providing this Fairness Opinion that is not contingent upon the consummation of the Merger.

In developing our Fairness Opinion, we have, among other things:

(i) reviewed the terms of the draft Agreement and Plan of Merger dated August 1, 2005 furnished to us by the Company which, for the purposes of this Fairness Opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

(ii) assumed, with your permission, that the amount of the outstanding Debt (as defined in the Agreement) of the Company shall not be greater than the debt on the Company’s balance sheet as of the date hereof;

(iii) analyzed and discussed with management of the Company certain historical and projected financial statements and other financial and operating data concerning the Company;

(iv) conducted due diligence discussions with members of senior management of the Company concerning the financial performance, operations, business strategy and prospects of the Company;

(v) compared the results of operations of the Company, with those of certain companies we deemed to be relevant and comparable;

(vi) compared the terms, including premiums paid, and conditions of the Merger with certain mergers and acquisitions we deemed to be relevant and comparable; and

(vii) performed such other financial studies, investigations and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such

B-1

information is complete and accurate in all material respects. We have also relied on the assurances of management of the Company that they are not aware of any facts that would make such information misleading. With respect to any forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company.

Our Fairness Opinion is rendered on the basis of financial, economic and securities market conditions prevailing as of the date hereof, and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Adams Harkness disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion. We have also assumed that, in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction, or conditions will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Merger, and the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. We have also assumed that the final Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analysis. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the historic and projected financial statements of the Company. This Fairness Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this Fairness Opinion. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion.

This Fairness Opinion does not address the relative merits of the Merger or the other business strategies that might be available to the Company, nor does it address the decision of the Board of Directors to proceed with the Merger. We have been engaged by the Company solely to render this Fairness Opinion to the Board of Directors in connection with the Merger. We have not participated in, or provided any advice with respect to, the pricing determination, structuring or negotiation of the Merger. The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any shareholder should vote with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

/s/ Adams Harkness, Inc.
ADAMS HARKNESS, INC.

B-2

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

OCCUPATIONAL HEALTH + REHABILITATION INC

Proxy for the Special Meeting of Stockholders

to be held October 19, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) John C. Garbarino and Keith G. Frey, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of capital stock of Occupational Health + Rehabilitation Inc (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the Company’s offices located at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058 on October 19, 2005 at 10:00 A.M. local time, and at any postponement or adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as properly may come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposal 1. The undersigned may revoke this proxy at any time before it is voted by executing and delivering to the Company a proxy bearing a later date, by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, or by voting in person at the meeting.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

OCCUPATIONAL HEALTH + REHABILITATION INC

October 19, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach and mail in the envelope provided.¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

	FOR	AGAINST	ABSTAIN

PROPOSAL 1: To adopt the Agreement and Plan of Merger, dated as of August 8, 2005, among Concentra Operating Corporation, Brady Acquisition Corp., an indirect, wholly-owned subsidiary of Concentra Operating Corporation, and Occupational Health + Rehabilitation Inc, as it may be amended from time to time.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder                                                       Date:

Signature of Stockholder                                                       Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.